EXHIBIT 99.5

PART II

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Overview

Nortek, Inc. and its wholly-owned subsidiaries is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Our five reporting segments are as follows:

•	the Residential Ventilation (“RESV”) segment,

•	the Technology Solutions (“TECH”) segment,

•	the Display Mount Solutions ("DMS") segment,

•	the Residential Heating and Cooling (“RHC”) segment, and

•	the Commercial Air Solutions (“CAS”) segment.

Through these segments we manufacture and sell, primarily in the United States, Canada, and Europe, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

During the second quarter of 2012, we changed the composition of our reporting segments to reflect the Display Mount Solutions segment separately from the Technology Solutions segment due to the Chief Operating Decision Maker's decision to operate the segments separately and manage each as a standalone, reportable segment. As a result, we have restated prior period segment disclosures to conform to the new composition.

The RESV segment, formerly known as the Residential Ventilation Products ("RVP") segment, manufactures and sells room and whole house ventilation and other products primarily for the professional remodeling and replacement markets, the residential new construction market and the DIY market. The principal products sold by this segment include kitchen range hoods, exhaust fans (such as bath fans and fan, heater and light combination units) and indoor air quality products. Sales of our kitchen range hoods and exhaust fans within the RESV segment accounted for approximately 11.9% and 9.2%, respectively, of consolidated net sales for 2011, approximately 14.1% and 10.3%, respectively, of consolidated net sales in 2010 and approximately 14.2% and 10.3%, respectively, of consolidated net sales in 2009.

The TECH segment, formerly known as the Technology Products segment, manufactures and distributes a broad array of products designed to provide convenience and security for residential and certain commercial applications. The principal product categories sold in this segment include audio/video distribution and control equipment, and security and access control products.

The DMS segment, which was previously reported as part of the Technology Products segment, manufactures and distributes a broad array of products designed with ergonomic features including wall mounts, desk mounts, arms, carts, workstations, and stands that attach to or support a variety of display devices such as computer monitors, notebook computers and flat panel displays. Sales of our digital display mounting and mobility products accounted for approximately 12.7% of consolidated net sales in 2011 and prior to 2011, did not account for more than 10% of consolidated net sales.

The RHC segment, formerly known as the Residential Air Conditioning and Heating Products ("R-HVAC") segment, manufactures and sells heating, ventilating and air conditioning systems for site-built residential and manufactured housing structures and certain commercial markets. The principal products sold by the segment are split-system and packaged air conditioners and heat pumps, air handlers, furnaces and related equipment.

The CAS segment, formerly known as the Commercial Air Conditioning and Heating Products ("C-HVAC") segment, manufactures and sells heating, ventilating and air conditioning systems for custom-designed commercial applications to meet customer specifications. The principal products sold by the segment are large custom rooftop cooling and heating products. Sales of our commercial air handlers within the CAS segment accounted for approximately 11.4%, 10.9% and 11.9% of consolidated net sales in 2011, 2010 and 2009, respectively.

This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is intended to help the reader understand Nortek, Inc., our operations and our present business environment. MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes contained in this report. Unless the context requires otherwise, the terms “Nortek,” “Company,” “we” and “our” in this MD&A refer to Nortek, Inc. and its wholly-owned subsidiaries.

Second Quarter 2011 Debt Transactions

On April 26, 2011, we successfully completed the private placement of $500.0 million in aggregate principal amount of 8.5% Senior Notes due 2021 (the “8.5% Notes”) and also entered into a new senior secured term loan with a final maturity in 2017 (the “Term Loan Facility”). Under the Term Loan Facility, we borrowed $350.0 million aggregate principal amount at a 5.25% interest rate. As discussed further below in “Liquidity and Capital Resources,” we principally used the net proceeds from the 8.5% Notes and the Term Loan Facility to repurchase or redeem all of our 11% Senior Secured Notes due 2013 (the “11% Notes”), which had an outstanding aggregate principal balance of approximately $753.3 million.

Based on the initial interest rate of 5.25% for the Term Loan Facility, we expect that our annual cash interest costs will be reduced by approximately $22.0 million as a result of the debt transactions described above. Approximately $82.9 million of annual cash interest related to the 11% Notes was eliminated and replaced by approximately $60.9 million of annual cash interest related to the 8.5% Notes and the Term Loan Facility.

2009 Bankruptcy and Reorganization

On December 17, 2009, we successfully emerged from bankruptcy as a reorganized company after voluntarily filing for bankruptcy on October 21, 2009 with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), pursuant to prepackaged plans of reorganization (the “Reorganization”). The purpose of the Reorganization was to reorganize our capital structure while allowing us to continue to operate our business. The Reorganization was necessary because it was determined that we would be unable to operate our business and meet our debt obligations under our pre-Reorganization capital structure.

As a result of the Reorganization, approximately $1.3 billion of debt was eliminated. On December 29, 2009, the Bankruptcy Court closed the bankruptcy cases for Nortek’s subsidiaries and on March 31, 2010 closed the bankruptcy case for Nortek. On December 17, 2009 (the “Effective Date”), we emerged from bankruptcy as a reorganized company with a new capital structure. See Note 2, “Reorganization Under Chapter 11”, to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference, for a description of our capital structure.

Adoption of Fresh-Start Accounting

On December 19, 2009, in connection with the Reorganization, we adopted fresh-start accounting in accordance with Accounting Standards Codification (“ASC”) 852, “Reorganization” (“ASC 852”). Fresh-start accounting requires all assets and liabilities to be recorded at fair value. As a result of the application of fresh-start accounting, our post-emergence financial results (for all periods ending after December 19, 2009) are presented as the “Successor” and our pre-emergence financial results (for all periods ending through December 19, 2009) are presented as the “Predecessor”. Financial statements prepared under accounting principles generally accepted in the United States do not straddle the Effective Date because, in effect, the Successor represents a new entity. Due to the adoption of fresh-start accounting, the results of the Successor periods are not comparable to Predecessor periods. For the readers' convenience, the Successor period from December 20, 2009 to December 31, 2009 ("2009 Successor Period") and the Predecessor period from January 1, 2009 to December 19, 2009 ("2009 Predecessor Period") have been combined for certain purposes and are collectively referred to as “2009” for purposes of this MD&A.

In 2009, we recognized a gain of approximately $488.1 million for reorganization items as a result of the bankruptcy proceedings. This gain reflects the cancellation of our pre-petition debt, partially offset by the recognition of certain of our new equity and debt obligations, as well as professional fees incurred as a direct result of the bankruptcy proceedings.

In 2009, we also recognized a net gain of approximately $131.0 million related to the valuation of our assets and liabilities upon emergence from Chapter 11 bankruptcy proceedings.

In addition, we recognized charges of approximately $22.5 million in the 2009 Predecessor Period as a result of the bankruptcy proceedings.

For additional information regarding the bankruptcy proceedings, reorganization items, and fresh-start accounting adjustments see Note 2, “Reorganization Under Chapter 11” and Note 3, “Fresh-Start Accounting”, to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference.

Industry Overview

Critical factors affecting our future performance, including our level of sales, profitability and cash flows, are the levels of residential remodeling and replacement activity and new residential and non-residential construction activity. The level of new residential and non-residential construction activity and the level of residential remodeling and replacement activity are affected by seasonality and cyclical factors such as interest rates, inflation, consumer spending, employment levels and other macroeconomic factors, over which we have no control. Any decline in economic activity as a result of these or other factors typically results in a decline in residential and non-residential new construction and, to a lesser extent, residential and non-residential remodeling and replacement spending, which would result in a decrease in our sales, profitability and cash flows.

Instability in the credit and financial markets, troubles in the mortgage market, the level of unemployment and the decline in home values have had a negative impact on residential and non-residential new construction activity, consumer disposable income and spending on home remodeling and repair expenditures. These factors have had an adverse effect on our operating results for the last three years.

Changes in key industry activity affecting our businesses in the United States for 2011, 2010 and 2009 were as follows:

	Source of Data	% Increase (Decrease) from Prior Year
		2011	2010	2009
Private residential construction spending	1	(1)%	(3)%	(30)%
Total housing starts	1	4%	6%	(39)%
New home sales	1	(6)%	(14)%	(23)%
Existing home sales	2	2%	(4)%	5%
Residential improvement spending	1	4%	—%	(7)%
Central air conditioning and heat pump shipments	3	7%	—%	(12)%
Private non-residential construction spending	1	3%	(24)%	(16)%
Manufactured housing shipments	4	3%	—%	(39)%
Residential fixed investment spending	5	(1)%	(4)%	(22)%

Source of data:

(1)	U.S. Census Bureau

(2)	National Association of Realtors

(3)	Air Conditioning and Refrigeration Institute

(4)	Institute for Building Technology and Safety

(5)	U.S. Bureau of Economic Analysis

In addition, according to the Canada Mortgage and Housing Corporation, Canadian housing starts increased approximately 2.1% in 2011 as compared to 2010, increased approximately 27% in 2010 as compared to 2009 and decreased approximately 29% in 2009 as compared to 2008.

In 2011, approximately 47% of consolidated net sales were made through independent distributors, dealers, wholesalers and similar channels, approximately 21% were to commercial HVAC markets, approximately 15% were to retailers (of which approximately 8% were sold to the four largest home center retailers), approximately 13% were private label sales and approximately 4% were to manufactured housing original equipment manufacturers and aftermarket dealers. Our largest distributor or dealer accounted for approximately 2% of consolidated net sales in 2011. Our largest customer (other than a distributor or dealer) accounted for approximately 5% and 4% of consolidated net sales for 2011 and 2010, respectively.

Based on internal research and analysis, we estimate that approximately 65% to 70% of our consolidated 2011 net sales were related to the residential housing market. Our products that serve the residential housing market primarily include range hoods and bath fans sold by our RESV segment, central air conditioning and heating products sold by our RHC segment, and security and access control products and certain of the audio/video distribution and control products sold by our TECH segment. We believe that approximately 20% to 30% of our consolidated 2011 net sales to the residential housing market were related to new construction activity.

Also based on internal research and analysis, we estimate that approximately 30% to 35% of our consolidated 2011 net sales were related to non-residential applications including healthcare and educational institutions. Our products that serve the non-residential market primarily include air handlers and other heating and cooling products sold by our CAS segment, digital mounting and mobility products sold by our DMS segment, and certain of the audio/video distribution and control products sold by our TECH segment. We believe that approximately 30% to 40% of our consolidated 2011 net sales to the non-residential market were related to new construction activity.

The demand for certain of our products is seasonal, particularly in the Northeast and Midwest regions of the United States where inclement weather during winter months usually reduces the level of building and remodeling activity in both home improvement and new construction markets, thereby reducing our sales levels during the first and fourth quarters.

We are subject to the effects of changing prices and the impact of inflation which could have a significant adverse effect on our results of operations for the periods presented. In some circumstances, market conditions or customer expectations may prevent us from increasing the prices of our products to offset the inflationary pressures that may increase costs in the future. During 2011, we experienced lower material costs as a percentage of net sales as compared to 2010 related primarily to the effect of acquisitions. Excluding the effect of acquisitions, material costs as a percentage of net sales for 2011was approximately 0.2% higher than in 2010 and is primarily the result of changes in product mix, higher prices related to the purchase of certain purchased components, such as electrical components and plastics, as well as from lower sales prices in the CAS segment for jobs signed during the second half of 2010 and delivered in the first quarter of 2011.  A portion of these increases was offset by strategic sourcing initiatives and improvements in manufacturing processes. Should these price levels continue or increase further there can be no assurance that we will be able to sufficiently increase sales prices to offset the adverse effect on earnings from rising material costs.

Additionally, excluding the effect of acquisitions, freight costs were flat as a percentage of net sales for 2011 as compared to 2010. Continued strategic sourcing initiatives and other cost reduction measures help mitigate fluctuations in freight costs.

During the past three years, the following have been our major purchases, expressed as a percentage of consolidated net sales, of raw materials and purchased components:

	For the Year Ended December 31,
	2011	2010	2009
Steel	5%	5%	5%
Motors	4%	5%	5%
Compressors	2%	4%	3%
Copper	2%	2%	2%
Electrical	2%	2%	2%
Packaging	1%	2%	2%
Plastics	1%	1%	1%
Aluminum	1%	1%	1%
Fans & Blowers	-%	1%	1%

2012 Outlook

Our outlook for 2012 is that overall conditions in our residential and nonresidential markets are likely to be similar to those we experienced in 2011. There was a modest improvement in housing starts during the last quarter of 2011. This seems to be continuing as we move into 2012. We believe, however, that it is premature to conclude that a sustainable housing recovery is under way.
We have experienced an unseasonably warm first quarter in the Northeast and elsewhere around the country. The favorable weather could be pulling construction activity forward. In addition, the nation still faces relatively high unemployment levels, stricter mortgage lending practices and elevated housing inventories - with foreclosures representing an increasing share. These factors are likely to continue weighing on housing starts, housing prices, and sales of new and existing homes.
All of this leads us to continued conservatism in the way we plan to operate the business in 2012. We will continue to closely manage our expenses and cash flow while making the investments necessary to further improve our manufacturing, introduce new products, and deliver service excellence to our customers.

With improved leverage in our business model, as well as strong liquidity from cash on hand and borrowing availability under our revolving credit facility, we have the capability to benefit significantly from even a modest rebound in end-market demand.
Acquisitions

We account for acquisitions under the purchase method of accounting and accordingly, the results of these acquisitions are included in our consolidated results from the date of their acquisition. We have made the following acquisitions since January 1, 2009:

Reporting Segment	Acquired Company	Acquisition Date	Primary Business of Acquired Company
TECH	Skycam, LLC ("Luxor")	July 6, 2010	Distribution and sale of security cameras and digital video recorders via the Internet.
DMS	Ergotron, Inc.	December 17, 2010 *	Design, manufacture and sale of innovative, ergonomic mounting and mobility products for computer monitors, notebooks and flat panel displays in the United States and other parts of the world.
TECH	TV One Broadcast Sales Corporation; Barcom (UK) Holdings Limited; and Barcom Asia Holdings, LLC	April 28, 2011	Design, manufacture and sale of a complete range of video signal processing products for the professional audio/video and broadcast markets.

*
We selected December 31, 2010 as the date to record the acquisition of Ergotron, Inc. as the effect of using December 31, 2010, instead of December 17, 2010, was not material to our financial condition or results of operations for fiscal 2010. Accordingly, the accompanying consolidated statement of operations for the year ended December 31, 2010 does not include any activity related to Ergotron, Inc. for the period from December 18, 2010 to December 31, 2010.

Critical Accounting Policies

This MD&A is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Certain of our accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We periodically evaluate the judgments and estimates used for our critical accounting policies to ensure that such judgments and estimates are reasonable for our interim and year-end reporting requirements. These judgments and estimates are based upon our historical experience, current trends and other information available, as appropriate. If actual conditions are different from those assumptions used in our judgments, actual results could be materially different from our estimates. Our critical accounting policies are discussed below.

Revenue Recognition, Accounts Receivable and Related Expenses

We generally recognize sales based upon shipment of products to customers and have procedures in place at each of our subsidiaries to ensure that an accurate cut-off is obtained for each reporting period.

Allowances for cash discounts, volume rebates, other customer incentive programs and gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed to with our various customers, which are typically earned by the customer over an annual period. We record periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period, and the contractual provisions of the customer agreements. For calendar year customer agreements, we are able to adjust our periodic estimates to actual amounts as of December 31 each year based upon the contractual provisions of the customer agreements. For those customers who have agreements that are not on a calendar year cycle, we record estimates at December 31 consistent with the above described methodology. Customers are generally not required to provide collateral for purchases. As a result, at the end of any given reporting period, the amounts recorded for these allowances are based upon estimates of the likely outcome of future sales with the applicable customers and may require adjustment in the future if the actual outcome differs. We believe that our procedures for estimating such amounts are reasonable.

Customer returns are recorded on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. We generally estimate customer returns based upon the time lag that historically occurs between the date of the sale and the date of the return, while also factoring in any new business conditions that might impact the historical analysis, such as new product introductions. We believe that our procedures for estimating such amounts are reasonable.

Provisions for the estimated allowance for doubtful accounts are recorded in selling, general and administrative expense, net ("SG&A"). The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as changes in economic conditions, past due and nonperforming accounts, bankruptcies or other events affecting particular customers. We also periodically evaluate the adequacy of our allowance for doubtful accounts recorded in our consolidated balance sheet as a further test to ensure the adequacy of the recorded provisions. The analysis for allowance for doubtful accounts often involves subjective analysis of a particular customer’s ability to pay. As a result, significant judgment is required in determining the appropriate amounts to record and such judgments may prove to be incorrect in the future. We believe that our procedures for estimating such amounts are reasonable.

Inventory Valuation

We value inventories at the lower of the cost or market with approximately 29% of our inventory at December 31, 2011 valued using the last-in, first-out (“LIFO”) method and the remainder valued using the first-in, first-out (“FIFO”) method. On December 19, 2009, inventories were adjusted to their fair value in connection with the application of fresh-start accounting (see Note 3, “Fresh-Start Accounting”, and Note 4, “Summary of Significant Accounting Policies”, to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference). In connection with both LIFO and FIFO inventories, we record provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires us to make subjective judgments and estimates concerning future sales levels, quantities, and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause the actual results to differ from the estimates at the time such inventory is disposed or sold. We believe that our procedures for estimating such amounts are reasonable.

Income Taxes

We account for income taxes using the liability method in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”), which requires that the deferred tax consequences of temporary differences between the amounts recorded in our consolidated financial statements and the amounts included in our federal, state and foreign income tax returns to be recognized in the balance sheet. As we generally do not file our income tax returns until well after the closing process for the December 31 financial statements is complete, the amounts recorded at December 31 reflect estimates of what the final amounts will be when the actual tax returns are filed for that fiscal year. In addition, estimates are often required with respect to, among other things, the appropriate state income tax rates to use in the various states that we and our subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards and valuation allowances required, if any, for tax assets that may not be realizable in the future. We require each of our subsidiaries to submit year-end tax information packages as part of the year-end financial statement closing process so that the information used to estimate the deferred tax accounts at December 31 is reasonably consistent with the amounts expected to be included in the filed tax returns. ASC 740 requires balance sheet classification of current and long-term deferred income tax assets and liabilities based upon the classification of the underlying asset or liability that gives rise to a temporary difference. As such, we have historically had prepaid income tax assets due principally to the unfavorable tax consequences of recording expenses for required book reserves for such things as, among others, bad debts, inventory valuation, insurance, product liability and warranty that cannot be deducted for income tax purposes until such expenses are actually paid. We believe the procedures and estimates used in our accounting for income taxes are reasonable and in accordance with established tax law. The income tax estimates used have historically not resulted in material adjustments to income tax expense in subsequent periods when the estimates are adjusted to the actual filed tax return amounts, although there may be reclassifications between the current and long-term portion of the deferred tax accounts.

In connection with the filing of our U.S. federal tax return for the period ended December 17, 2009 in the third quarter of 2010, we made an election to capitalize for tax purposes research and development costs. This election resulted in the creation of a deferred tax asset that will be amortized over a 10 year period. As a result of this election, we recorded a deferred tax benefit of approximately $10.9 million, including a state tax benefit of approximately $1.0 million, in 2010.

Goodwill

Evaluation of Goodwill Impairment

Our accounting for acquired goodwill requires considerable judgment in the valuation thereof, and the ongoing evaluation of potential impairment. Goodwill is not amortized. Instead, it is evaluated for impairment on an annual basis, or more frequently when an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of the reporting unit below its carrying value, including a significant adverse change in the business climate, among others. We have set the annual evaluation date as of the first day of our fiscal fourth quarter. The reporting units evaluated for goodwill impairment have been determined to be the same as our operating segments. Subsequent to December 17, 2009, only the RESV, DMS, and TECH reporting units have goodwill and, therefore, are the only reporting units that currently are required to be evaluated for goodwill impairment.

In 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") No. 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-8”), which introduced an optional qualitative assessment for testing goodwill impairment. Under ASU 2011-8, if we conclude that it is more likely than not that the fair value of a reporting unit exceeds the carrying amount, we are not required to perform the annual quantitative two-step impairment test under ASC Topic 350, Goodwill and Other (“ASC 350”). We adopted ASU 2011-8 in 2011 and used the qualitative assessment approach in connection with our annual evaluation of goodwill impairment under ASC 350.

The following analyses were performed in connection with the 2011 annual qualitative assessment under ASU 2011-8 and are performed, if necessary, on an interim basis in order to determine if it is more likely than not that the fair value of any of our applicable reporting units are below the respective carrying amounts:

•
We review public information from competitors and other industry information to determine if there are any significant adverse trends in the competitors' businesses, such as significant declines in market capitalization or significant goodwill impairment charges that could be an indication that the goodwill of our reporting units is potentially impaired.

•
We review changes in our market capitalization and overall enterprise valuation to determine if there are any significant decreases that could be an indication that the valuation of our reporting units has significantly decreased.

•
We review, and update, if necessary, our long-term 5-year financial projections and compare them to the prior long-term 5-year projections to determine if there has been a significant adverse change that could materially lower our prior valuation conclusions under both the discounted cash flow (“DCF") approach and the earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple approach.

•
We determine if there have been any significant increases to the weighted average cost of capital (“WACC”) rates for each reporting unit, which could materially lower our prior valuation conclusions under the DCF approach.

•	We determine if there have been any significant decreases to our estimated EBITDA multiples, which could materially lower our prior valuation conclusions under the EBITDA multiple approach.

•
We determine the current carrying value for each reporting unit as of the end of the quarter and compare it to the previously determined amount in order to determine if there has been any significant increase that could impact our prior goodwill impairment assessments.

•
We also, as necessary, run pro forma models substituting the new assumption information derived from the above analyses to determine the impact that such assumption changes would have had on the prior valuations. These pro forma calculations assist us in determining whether or not the new valuation assumption information would have resulted in a significant decrease in the fair value of any of the reporting units.

Based on these analyses, we make a final determination as to whether or not it is more likely than not that the fair value of any reporting unit with goodwill is lower than its carrying value. If this were to be the case, then a “Step 1 Test” is required under ASC 350. The Step 1 Test compares the estimated fair value of each reporting unit to its carrying value. If the estimated fair value is lower than the carrying value, there is an indication of goodwill impairment and a “Step 2 Test” is required. If the estimated fair value of the reporting unit exceeds the carrying value, no further goodwill impairment testing is required.

The Step 1 fair value estimation includes a combination of a DCF approach and an EBITDA multiple approach. The DCF approach requires that we forecast future cash flows of the reporting unit(s) and discount the cash flow stream(s) based upon a WACC rate that is derived, in part, from comparable companies within similar industries. The DCF calculations also include a terminal value calculation that is based upon an expected long-term growth rate for the applicable reporting unit. The EBITDA multiple approach requires that we estimate certain valuation multiples of EBITDA derived from comparable companies and apply those derived EBITDA multiples to the applicable reporting unit EBITDA for the selected EBITDA measurement periods. We then evaluate what we believe to be the appropriate weighted average of the DCF approach and the EBITDA multiple approach in order to arrive at our valuation conclusion.

The key assumptions used in order to determine the appropriate WACC rates for the DCF approach are as follows:

•	A risk free rate based on the 20-year United States Treasury bond yield.

•
A market risk premium based on our assessment of the additional risk associated with equity investment that is determined, in part, through the use of published historical equity risk studies as adjusted for the business risk index for each reporting unit. The business risk index is derived from comparable companies and measures the estimated stock price volatility. We used an overall equity risk premium of 6% for all reporting units for the 2010 and 2009 testing discussed below, which was then adjusted by multiplying the applicable reporting unit business risk index to arrive at the market risk premium. As such, changes in the market risk premium between periods reflect changes in the business risk index for the reporting units.

•
Comparable company and market interest rate information is used to determine the cost of debt and the appropriate long-term capital structure in order to weight the cost of debt and the cost of equity into an overall WACC.

•	A size risk premium based on the value of the reporting unit that is determined through the use of published historical size risk premia data.

•
A specific risk premium for the cost of equity, as necessary, which factors in overall economic and stock market volatility conditions at the time the WACC is estimated. We used a 2% specific risk premium for all reporting units for the 2010 and 2009 testing discussed below.

2011 Annual Impairment Test

We determined that it was appropriate for us to use the qualitative assessment approach under ASU 2011-8 for the 2011 annual goodwill impairment evaluation performed as of October 2, 2011 based on the fact that the fair values of the RESV and TECH reporting units were significantly in excess of the carrying values in 2010 (see below), and the fact that substantially all of the DMS reporting unit was a recently completed acquisition. Based on the qualitative analysis performed, as described above, we determined that it was more likely than not that the fair value of each of the three evaluated reporting units was greater than their carrying amounts as of October 2, 2011. Accordingly, we were not required to perform the two-step impairment test under ASC Topic 350 as of October 2, 2011.

As of December 31, 2011, we determined that there were no indicators of impairment and, therefore, no interim impairment testing was required for the RESV, DMS, or TECH reporting units as of that date.

2010 Annual Impairment Test

We performed our annual tests of goodwill impairment for 2010 as of October 3, 2010. The adoption of fresh-start accounting in 2009 resulted in a significant reduction in goodwill for RESV and the elimination of all remaining goodwill for TECH, RHC and CAS. We acquired SkyCam LLC on July 6, 2010, which resulted in the recognition of approximately $7.3 million of goodwill that was included in our annual goodwill impairment testing as of October 3, 2010, in the TECH reporting unit. The acquisition of Ergotron, which resulted in estimated goodwill of approximately $131.4 million, occurred subsequent to the annual impairment testing and therefore the DMS reporting unit was not required to be included in the annual test.

As of October 3, 2010, the results of the Step 1 Tests indicated that the fair value of the RESV and TECH reporting units exceeded their carrying value and, therefore, that no additional goodwill impairment analysis was required.

As of December 31, 2010 we determined that there were no indicators of impairment and, therefore, no interim impairment testing was required for any of the reporting units with goodwill as of that date.

For the 2010 annual impairment test for RESV and TECH, we used a similar valuation approach as was used to determine the fair values of the reporting units in connection with fresh-start accounting. We believe that our procedures performed and estimates used to determine the fair value of the reporting units as of October 3, 2010 were reasonable and consistent with market conditions at the time of estimation.

For the 2010 annual impairment test for RESV, we used a weighted average of 50% for the DCF approach and 50% for the EBITDA approach, which we determined to be the most representative allocation for the measurement of the long-term fair value of the reporting unit. The RESV valuation assumed a taxable transaction, with a WACC of 12.5%, and EBITDA multiples in the range of 6.5x to 7.5x for the selected measurement periods of 2009, latest twelve months through October 3, 2010, and forecasted 2010. The fair value of RESV was lower than the fresh-start accounting valuation by 1.5%, as the net impact of the valuation assumption changes was not material.

For the 2010 annual impairment test for TECH, we used a weighted average of 50% for the DCF approach and 50% for the EBITDA approach, which we determined to be the most representative allocation for the measurement of the long-term fair value of the reporting unit. The TECH valuation assumed a taxable transaction, with a WACC of 12.9%, and EBITDA multiples in the range of 7.5x to 9.0x for the selected measurement periods of 2009, latest twelve months through October 3, 2010, and forecasted 2010. The fair value of TECH was higher than the fresh-start accounting valuation by 17.8%, principally due to improved actual EBITDA and forecasted cash flows.

We believe that our assumptions used to determine the fair value of RESV and TECH as of October 3, 2010 were reasonable. As discussed above, if different assumptions were used, particularly with respect to estimating future cash flows, weighted average costs of capital, and terminal growth rates, different estimates of fair value may have resulted. We estimate that the fair values of RESV and TECH would have needed to be reduced by approximately 31.5% and 16.9%, respectively, to reduce the estimated fair values to an amount below the carrying values.

2009 Goodwill Impairment Testing

In connection with our July 4, 2009 quarterly analyses, we determined that interim Step 1 Testing was required for all of the reporting units, primarily due to reductions in the long-term 5-year forecasts as discussed further below. The results of this interim Step 1 Testing indicated that there was potential impairment at our combined TECH and DMS reporting unit. Therefore, in accordance with ASC 350, we recorded a $250.0 million estimated goodwill impairment charge as of July 4, 2009 for the combined TECH and DMS reporting unit based on our interim Step 2 analysis. During the fourth quarter of 2009, we completed our Step 2 analysis for the combined TECH and DMS reporting unit which resulted in a final goodwill impairment charge of approximately $284.0 million. This represented an increase of approximately $34.0 million in the goodwill impairment charge, which was recorded in the Predecessor period from October 4, 2009 to December 19, 2009. The primary reasons for the change from the preliminary goodwill impairment charge recorded in the second quarter of 2009 were changes in the theoretical valuation of intangible assets from the initial estimate used, net of the related deferred tax impact. The final goodwill impairment charge was allocated $266.7 million and $17.3 million to TECH and DMS, respectively.

For the July 4, 2009 interim goodwill impairment testing, we used a weighted average of 70% for the DCF approach and 30% for the EBITDA multiple approach, which was consistent with the historical valuation approach that we have used in prior years, updated to reflect what we believed to be the most appropriate weighting. In connection with the DCF approach, we used WACCs of 11.8%, 12.4%, 17.2% and 17.2% for RESV, combined TECH and DMS, RHC and CAS reporting units, respectively. In connection with the EBITDA multiple approach, we used a multiple of 7.0x applied to the 2009 and 2010 forecasted measurement periods for all of the reporting units.

As indicated above, the results of the Step 1 Tests performed as of July 4, 2009 indicated that the carrying value of the combined TECH and DMS reporting unit exceeded the estimated fair value determined by us and, therefore, a Step 2 Test was required for this reporting unit (see below for further discussion). The estimated fair values of the RESV, RHC and CAS reporting units exceeded the carrying values so no further impairment analysis was required for these reporting units as of July 4, 2009.

We believe that our assumptions used to determine the estimated fair values of our reporting units as of July 4, 2009 were reasonable. As discussed above, if different assumptions were to be used, particularly with respect to estimating future cash flows, the weighted average costs of capital, terminal growth rates, estimated EBITDA, and selected EBITDA multiples, different estimates of fair value may result and an additional impairment charge could have resulted.

As a result of our bankruptcy reorganization and the related tax consequences, we determined during our annual impairment testing that the most likely disposal scenario for the reporting units would be in a taxable, as opposed to non-taxable, transaction. This represented a change from prior valuations where non-taxable transactions were assumed. The taxable transaction scenario required that we include, in the DCF approach, the fair value of the estimated additional tax benefit that would be derived from the buyer having a taxable basis in the assets under ASC 350.

For the 2009 annual impairment test as of October 4, 2009, we used a weighted average of 50% for the DCF approach and 50% for the EBITDA multiple approach, which we determined to be the most representative allocation for the measurement of the long-term fair value of the reporting units. Prior to October 4, 2009, we had used a weighted average of 70% for the DCF approach and 30% for the EBITDA multiple approach. The adjustment to the allocation percentages used reflected our belief that there was still significant risk in the overall worldwide economy at that time that could impact the future projections used in the DCF approach and, therefore, that increasing the allocation to the EBITDA multiple approach provided better balance to the shorter-term valuation conclusions under the EBITDA multiple approach, and the longer-term valuation conclusions under the DCF approach. In connection with the DCF approach, we used WACCs of 12.1%, 12.2%, 16.9% and 16.9% for RESV, combined TECH and DMS, RHC and CAS, respectively. In connection with the EBITDA multiple approach, we used EBITDA multiples applied to the 2010 and 2009 forecasted measurement periods, respectively, of 7.0x and 8.0x, 8.0x and 8.0x, 5.0x and 6.5x, and 5.0x and 4.0x for RESV, combined TECH and DMS, RHC and CAS, respectively, .

The results of the Step 1 Tests performed for our annual impairment test as of October 4, 2009 indicated that the estimated fair values of the reporting units exceeded the carrying values so no further impairment analysis was required.

We believe that our assumptions used to determine the fair values of our reporting units as of October 4, 2009 were reasonable. As discussed above, if different assumptions were to be used, particularly with respect to estimating future cash flows, the weighted average costs of capital, terminal growth rates, estimated EBITDA, and selected EBITDA multiples, different estimates of fair value may have resulted and an impairment charge could have resulted. We estimated that as of October 4, 2009 the fair value estimates, including the impact of the assumed long-term growth rates, for RESV, combined TECH and DMS, RHC, and CAS would have needed to be reduced by 25.3%, 22.2%, 12.0% and 5.5%, respectively, before we would have been required to perform additional impairment analyses, as those decreases would have reduced the estimated fair values to an amount below the carrying values of these reporting units.

Impact of Fresh-start Accounting

Refer to Note 3, “Fresh-Start Accounting,” and Note 4, “Summary of Significant Accounting Policies,” to the consolidated financial statements included elsewhere in this report for a discussion and analysis of the impact that fresh-start accounting had on the recorded amount of goodwill subsequent to our emergence from bankruptcy. In connection with the fresh-start accounting as of December 19, 2009, all remaining goodwill as of December 19, 2009 was eliminated, except for $157.3 million of goodwill at RESV.

Other Long-Lived Assets

In accordance with ASC Topic 360, “Property, Plant and Equipment” (“ASC 360”), we evaluate the realizability of long-lived assets, which primarily consists of property and equipment and definite lived intangible assets (the “ASC 360 Long-Lived Assets”), when events or business conditions warrant it, as well as, whenever an interim goodwill impairment test is required under ASC 350. ASC 350 requires that the ASC 360 impairment test be completed, and any ASC 360 impairment be recorded, prior to performing the goodwill impairment test.

In accordance with ASC 360, the evaluation of the impairment of long-lived assets, other than goodwill, is based on expectations of non-discounted future cash flows compared to the carrying value of the long-lived asset groups. If the sum of the expected non-discounted future cash flows is less than the carrying amount of the ASC 360 Long-Lived Assets, we would recognize an impairment loss. Our cash flow estimates are based upon historical cash flows, as well as future projected cash flows received from subsidiary management in connection with our annual company-wide planning process and interim forecasting, and, if appropriate, include a terminal valuation for the applicable subsidiary based upon an EBITDA multiple. We estimate the EBITDA multiples by reviewing comparable company information and other industry data. We believe that our procedures for estimating gross future cash flows, including the terminal valuation, were reasonable and consistent with current market conditions for each of the dates when impairment testing has been performed.

As a result of our conclusion that an interim goodwill impairment test was required during the second quarter of 2009, we performed an interim test for the impairment of long-lived assets and determined that there were no impairment indicators under with respect to long-lived assets at that time. We also completed an ASC 360 evaluation as of December 19, 2009, prior to our emergence from bankruptcy and the adoption of fresh-start accounting. As a result of this analysis, we recorded an intangible asset impairment of approximately $1.2 million for a foreign subsidiary in the TECH segment in SG&A in the accompanying statement of operations. We determined that there were no other significant long-lived assets impairments. There were no long-lived asset impairment charges recorded during 2011 or 2010.

Pensions and Post Retirement Health Benefits

Our accounting for pensions, including supplemental executive retirement plans and post retirement health benefit liabilities, requires estimates of such items as the long-term average return on plan assets, the discount rate, the rate of compensation increase and the assumed medical cost inflation rate. We utilize long-term investment-grade bond yields as the basis for selecting a discount rate by which plan obligations are measured. An analysis of projected cash flows for each plan is performed in order to determine plan-specific duration. Discount rates are selected based on high quality corporate bond yields of similar durations. These estimates require a significant amount of judgment as items such as stock market fluctuations, changes in interest rates, plan amendments, and curtailments can have a significant impact on the assumptions used and, therefore, on the ultimate final actuarial determinations for a particular year. We believe the procedures and estimates used in our accounting for pensions and post retirement health benefits are reasonable and consistent with acceptable actuarial practices in accordance with U.S. generally accepted accounting principles.

Warranty

We sell a number of products and offer a number of warranties including in some instances extended warranties for which we receive proceeds. The specific terms and conditions of these warranties vary depending on the product sold and the country in which the product is sold. We estimate the costs that may be incurred under our warranties, with the exception of extended warranties, and record a liability for such costs at the time of sale. Deferred revenue from extended warranties is recorded at the estimated fair value and is amortized over the life of the warranty and reviewed to ensure that the amount recorded is equal to or greater than estimated future costs. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim, and new product introduction. We periodically assess the adequacy of our recorded reserves for warranty claims and adjust the amounts as necessary. Warranty claims can extend far into the future. As a result, significant judgment is required in determining the appropriate amounts to record and such judgments may prove to be incorrect in the future. We believe that our procedures for estimating such amounts are reasonable.

Insurance Liabilities, including Product Liability

We record insurance liabilities and related expenses for health, workers compensation, product and general liability losses, and other insurance reserves and expenses in accordance with either the contractual terms of our policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent payments are expected to be made in the succeeding year with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims, and incurred but not reported claims as of the reporting date. We consider historical trends when determining the appropriate insurance reserves to record. In certain cases where partial insurance coverage exists, we must estimate the portion of the liability that will be covered by existing insurance policies to arrive at our net expected liability. Receivables for insurance recoveries for product liability claims are recorded as assets, on an undiscounted basis, in the accompanying consolidated balance sheets. These recoveries are estimated based on the contractual arrangements with vendors and other third parties and historical trends. We believe that our procedures for estimating such amounts are reasonable.

Contingencies

We are subject to contingencies, including legal proceedings and claims arising out of our business, that cover a wide range of matters including, among others, environmental matters, contract and employment claims, worker compensations claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, and product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned.

We provide accruals for direct costs, including legal costs, associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued have been estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes. Legal costs for other than probable contingencies are expensed when services are performed.

While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, we believe that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on our consolidated financial position or results of operations. It is possible, however, that future results of operations for any particular future period could be materially affected by changes in our assumptions or strategies related to these contingencies, or changes out of our control. See Note 11, “Commitments and Contingencies”, to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference.

Results of Operations

For purposes of this MD&A, the Successor year ended December 31, 2011 ("2011") has been compared to the Successor year ended December 31, 2010 ("2010") and the Successor year ended December 31, 2010 has been compared to the combined 2009 Successor and Predecessor Periods. Any references below to the year ended December 31, 2009 ("2009") refers to the combined periods.

The table below presents the financial information for our reporting segments for the 2009 Predecessor, 2009 Successor and combined year ended December 31, 2009 periods:

	Predecessor	Successor	Combined
	Jan. 1, 2009 -	Dec. 20, 2009 -	Year Ended
	Dec. 19, 2009	Dec. 31, 2009	Dec. 31, 2009
	(Dollar amounts in millions)
Net sales:
RESV	$567.9	$15.1	$583.0
TECH	337.4	11.4	348.8
DMS	50.1	1.9	52.0
RHC	417.3	8.9	426.2
CAS	391.2	6.7	397.9
Consolidated net sales	$1,763.9	$44.0	$1,807.9
Operating earnings (loss):
RESV	$53.3	$0.7	$54.0
TECH	(255.4)	1.2	(254.2)
DMS	(19.6)	(0.2)	(19.8)
RHC	16.0	(0.8)	15.2
CAS	41.7	(2.0)	39.7
Subtotal	(164.0)	(1.1)	(165.1)
Unallocated:
Pre-petition reorganization items	(22.5)	—	(22.5)
Loss contingency related to the Company’s indemnification of a lease guarantee	3.9	—	3.9
Unallocated, net	(20.8)	(0.1)	(20.9)
Consolidated operating loss	$(203.4)	$(1.2)	$(204.6)
Depreciation and amortization expense:
RESV (1)	$20.1	$2.0	$22.1
TECH (2)	15.6	1.7	17.3
DMS (3)	0.4	0.1	0.5
RHC (4)	10.7	0.8	11.5
CAS (5)	10.5	1.6	12.1
Unallocated	0.4	—	0.4
	$57.7	$6.2	$63.9
Operating earnings (loss) margin:
RESV	9.4%	4.6%	9.3%
TECH	(75.7)	10.5	(72.9)
DMS	(39.1)	(10.5)	(38.1)
RHC	3.8	(9.0)	3.6
CAS	10.7	(29.9)	10.0
Consolidated	(11.5)%	(2.7)%	(11.3)%
Depreciation and amortization expense as a % of net sales:
RESV (1)	3.5%	13.2%	3.8%
TECH (2)	4.6	14.9	5.0
DMS (3)	0.8	5.3	1.0
RHC (4)	2.6	9.0	2.7
CAS (5)	2.7	23.9	3.0
Consolidated	3.3%	14.1%	3.5%

(1)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $0.9 million and $0.4 million for the 2009 Successor and 2009 Predecessor Periods, respectively.

(2)	Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $1.1 million for the 2009 Successor Period.

(3)	Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $0.1 million for the 2009 Successor Period.

(4)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $0.2 million and $0.1 million for the 2009 Successor Period and the 2009 Predecessor Period, respectively.

(5)	Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $0.8 million for the 2009 Successor Period.

The following table presents the financial information for our reporting segments for 2011, 2010 and 2009:

	Successor			Net Change
	For the Years Ended December 31,			2011 to 2010		2010 to 2009
	2011	2010	2009(a)	$	%	$	%
	(Dollar amounts in millions)
Net sales:
RESV	$591.2	$602.7	$583.0	$(11.5)	(1.9)%	$19.7	3.4%
TECH	455.2	396.9	348.8	58.3	14.7	48.1	13.8
DMS	280.6	66.7	52.0	213.9	*	14.7	28.3
RHC	378.6	470.5	426.2	(91.9)	(19.5)	44.3	10.4
CAS	434.9	362.5	397.9	72.4	20.0	(35.4)	(8.9)
Consolidated net sales	$2,140.5	$1,899.3	$1,807.9	$241.2	12.7%	$91.4	5.1%
Operating earnings (loss):
RESV (1)	$32.6	$56.1	$54.0	$(23.5)	(41.9)%	$2.1	3.9%
TECH (2)	35.4	10.7	(254.2)	24.7	*	264.9	*
DMS (3)	22.2	1.4	(19.8)	20.8	*	21.2	*
RHC (4)	1.4	23.6	15.2	(22.2)	(94.1)	8.4	55.3
CAS (5)	12.0	5.7	39.7	6.3	*	(34.0)	(85.6)
Subtotal	103.6	97.5	(165.1)	6.1	6.3	262.6	*
Unallocated:
Pre-petition reorganization items	—	—	(22.5)	—	—	22.5	100.0
Executive retirement	(8.7)	—	—	(8.7)	*	—	—
Loss contingency related to the Company’s indemnification of a lease guarantee	—	—	3.9	—	—	(3.9)	(100.0)
Unallocated, net (6)	(31.8)	(26.9)	(20.9)	(4.9)	(18.2)	(6.0)	(28.7)
Consolidated operating earnings (loss)	$63.1	$70.6	$(204.6)	$(7.5)	(10.6)%	$275.2	*%
Depreciation and amortization expense:
RESV (7)	$28.9	$34.6	$22.1	$(5.7)	(16.5)%	$12.5	56.6%
TECH (8)	15.5	23.1	17.3	(7.6)	(32.9)	5.8	33.5
DMS (9)	24.2	1.2	0.5	23.0	*	0.7	*
RHC (10)	12.8	16.1	11.5	(3.3)	(20.5)	4.6	40.0
CAS (11)	12.3	16.5	12.1	(4.2)	(25.5)	4.4	36.4
Unallocated	0.2	0.2	0.4	—	—	(0.2)	(50.0)
	$93.9	$91.7	$63.9	$2.2	2.4%	$27.8	43.5%

	Successor			Net Change
	For the Years Ended December 31,			2011 to 2010		2010 to 2009
	2011	2010	2009(a)	$	%	$	%

Operating earnings (loss) margin:
RESV (1)	5.5%	9.3%	9.3%
TECH (2)	7.8	2.7	(72.9)
DMS (3)	7.9	2.1	(38.1)
RHC (4)	0.4	5.0	3.6
CAS (5)	2.8	1.6	10.0
Consolidated	2.9%	3.7%	(11.3)%
Depreciation and amortization expense as a% of net sales:
RESV (7)	4.9%	5.7%	3.8%
TECH (8)	3.4	5.8	5.0
DMS (9)	8.6	1.8	1.0
RHC (10)	3.4	3.4	2.7
CAS (11)	2.8	4.6	3.0
Consolidated	4.4%	4.8%	3.5%

*	Not applicable or not meaningful.

(a)	Represents the combined Successor period from December 20, 2009 to December 31, 2009 and the Predecessor period from January 1, 2009 to December 19, 2009.

(1)
In 2011, includes (1) approximately $16.9 million (of which approximately $13.5 million was recorded during the fourth quarter of 2011) of severance and other charges relating to exit and disposal activities and (2) a decrease in product liability expense of approximately $8.2 million (of which approximately $7.9 million occurred in the fourth quarter of 2011) as compared to 2010 as a result of favorable settlement of claims primarily in the fourth quarter of 2011. In 2010, includes a reduction in warranty reserves of approximately $4.1 million due to the Company's change in estimate of expected warranty claims and a charge of approximately $1.9 million related to a product safety upgrade program. In 2009, includes approximately $1.9 million of severance charges related to certain reduction in workforce initiatives.

(2)
In 2011, includes approximately $1.2 million of severance and other charges relating to exit and disposal activities and approximately $4.9 million of additional warranty expense related to a certain customer. In 2010, includes approximately $4.5 million of severance and other charges related to the closure of certain facilities and a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of the Company's subsidiaries. In 2009, includes a loss contingency reserve of approximately $3.0 million related to one of the Company's subsidiaries and valuation reserves of approximately $2.8 million related to certain assets of a foreign subsidiary that was shutdown in 2010.

(3)	In 2009, includes a non-cash goodwill impairment charge of approximately $17.3 million.

(4)
In 2011, includes an increase in product liability expense of approximately $1.7 million as compared to 2010 resulting from a reduction in expense from favorable settlement of claims that occurred in 2010.

(5)
In 2011, includes a decrease of approximately $1.0 million in product liability expense as compared to 2010 primarily as a result of the favorable settlement of claims. In 2010, includes a reduction in warranty reserves of approximately $0.7 million due to the Company's change in estimate of expected warranty claims. In 2009, includes approximately $1.1 million of severance charges related to certain reduction in workforce initiatives implemented, approximately $1.3 million of expense related to early lease termination charges, and a gain of approximately $0.6 million related to the sale of assets related to one of the Company's foreign subsidiaries.

(6)
In 2011, includes approximately $0.8 million of CEO transition expenses and approximately $1.4 million of outside consulting fees relating to strategic reviews. In 2010, includes non-cash share-based compensation expense of approximately $2.0 million, a gain of approximately $2.7 million relating to the reversal of a portion of a loss contingency reserve provided in prior periods, and approximately $2.2 million of fees and expenses associated with the acquisition of Ergotron. In 2009, includes a gain of approximately $0.7 million related to the favorable settlement of litigation.

(7)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $1.4 million and $1.3 million for 2010 and 2009, respectively.

(8)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $0.2 million, $8.4 million and $1.1 million for 2011, 2010 and 2009, respectively.

(9)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $7.3 million, $0.9 million and $0.1 million for 2011, 2010 and 2009, respectively.

(10)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $0.4 million, $0.8 million and $0.3 million for 2011, 2010 and 2009, respectively.

(11)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $0.7 million and $0.8 million for 2010 and 2009, respectively.

The table below presents our financial information for the 2009 Predecessor, 2009 Successor and combined year ended December 31, 2009 periods:

	Predecessor	Successor	Combined
	Jan. 1, 2009 -	Dec. 20, 2009 -	Year Ended
	Dec. 19, 2009	Dec. 31, 2009	Dec. 31, 2009
	(Amounts in millions)
Net sales	$1,763.9	$44.0	$1,807.9
Cost of products sold	1,266.0	35.2	1,301.2
Selling, general and administrative expense, net	372.6	8.5	381.1
Pre-petition reorganization items	22.5	—	22.5
Goodwill impairment charge	284.0	—	284.0
Amortization of intangible assets	22.2	1.5	23.7
Operating loss	(203.4)	(1.2)	(204.6)
Interest expense	(135.6)	(3.6)	(139.2)
Investment income	0.2	—	0.2
Loss before gain on reorganization items, net	(338.8)	(4.8)	(343.6)
Gain on reorganization items, net	619.1	—	619.1
Earnings (loss) before provision (benefit) for income taxes	280.3	(4.8)	275.5
Provision (benefit) for income taxes	85.0	(1.4)	83.6
Net earnings (loss)	$195.3	$(3.4)	$191.9

	Percentage of Net Sales
	Predecessor	Successor	Combined
	Jan. 1, 2009 -	Dec. 20, 2009 -	Year Ended
	Dec. 19, 2009	Dec. 31, 2009	Dec. 31, 2009
Net sales	100.0%	100.0%	100.0%
Cost of products sold	71.8	80.0	72.0
Selling, general and administrative expense, net	21.1	19.3	21.1
Pre-petition reorganization items	1.3	—	1.2
Goodwill impairment charge	16.1	—	15.7
Amortization of intangible assets	1.2	3.4	1.3
Operating loss	(11.5)	(2.7)	(11.3)
Interest expense	(7.7)	(8.2)	(7.7)
Investment income	—	—	—
Loss before gain on reorganization items, net	(19.2)	(10.9)	(19.0)
Gain on reorganization items, net	35.1	—	34.2
Earnings (loss) before provision (benefit) for income taxes	15.9	(10.9)	15.2
Provision (benefit)for income taxes	4.8	(3.2)	4.6
Net earnings (loss)	11.1%	(7.7)%	10.6%

The following table presents our financial information for 2011, 2010 and 2009:

	Successor			Percentage Change
	For the Years Ended December 31,			2011 to	2010 to
	2011	2010	2009(a)	2010	2009
	(Dollar amounts in millions)
Net Sales	$2,140.5	$1,899.3	$1,807.9	12.7%	5.1%
Cost of products sold	1,567.8	1,391.8	1,301.2	(12.6)	(7.0)
Selling, general and administrative expense, net	464.8	399.9	381.1	(16.2)	(4.9)
Pre-petition reorganization items	—	—	22.5	—	100.0
Goodwill impairment charge	—	—	284.0	—	100.0
Amortization of intangible assets	44.8	37.0	23.7	(21.1)	(56.1)
Operating earnings (loss)	63.1	70.6	(204.6)	(10.6)	*
Interest expense	(105.6)	(95.7)	(139.2)	(10.3)	31.2
Loss from debt retirement	(33.8)	—	—	*	—
Investment income	0.1	0.1	0.2	—	(50.0)
Loss before gain on reorganization items, net	(76.2)	(25.0)	(343.6)	*	92.7
Gain on reorganization items, net	—	—	619.1	—	(100.0)
(Loss) earnings before (benefit) provision for income taxes	(76.2)	(25.0)	275.5	*	*
(Benefit) provision for income taxes	(20.3)	(11.6)	83.6	75.0	*
Net (loss) earnings	$(55.9)	$(13.4)	$191.9	*%	*%

	Percentage of Net Sales
	Successor			Change in Percentage
	For the Years Ended December 31,			2011 to	2010 to
	2011	2010	2009(a)	2010	2009
Net Sales	100.0%	100.0%	100.0%	—%	—%
Cost of products sold	73.2	73.3	72.0	0.1	(1.3)
Selling, general and administrative expense, net	21.8	21.1	21.1	(0.7)	—
Pre-petition reorganization items	—	—	1.2	—	1.2
Goodwill impairment charge	—	—	15.7	—	15.7
Amortization of intangible assets	2.1	1.9	1.3	(0.2)	(0.6)
Operating earnings (loss)	2.9	3.7	(11.3)	(0.8)	15.0
Interest expense	(4.9)	(5.0)	(7.7)	0.1	2.7
Loss from debt retirement	(1.6)	—	—	(1.6)	—
Investment income	—	—	—	—	—
Loss before gain on reorganization items, net	(3.6)	(1.3)	(19.0)	(2.3)	17.7
Gain on reorganization items, net	—	—	34.2	—	(34.2)
(Loss) earnings before (benefit) provision for income taxes	(3.6)	(1.3)	15.2	(2.3)	(16.5)
(Benefit) provision for income taxes	(1.0)	(0.6)	4.6	(0.4)	(5.2)
Net (loss) earnings	(2.6)%	(0.7)%	10.6%	(1.9)%	(11.3)%

*	Not applicable or not meaningful.

(a)	Represents the combined Successor period from December 20, 2009 to December 31, 2009 and the Predecessor period from January 1, 2009 to December 19, 2009.

Our reporting segments have a significant number of different products across a wide range of price points and numerous distribution channels that do not always allow meaningful quantitative analysis to be performed with respect to the effect on net sales of changes in units sold or the price per unit sold. However, whenever the underlying causes of material increases or decreases in consolidated net sales can be adequately analyzed and quantified, we attempt to make appropriate disclosure of such reasons, including changes in price, volume and the mix of products sold.

Year ended December 31, 2011 as compared to the year ended December 31, 2010

Net Sales.  As discussed further in the following paragraphs, net sales for 2011 increased by approximately $241.2 million, or 12.7%, as compared to 2010.  The effect of acquisitions and changes in foreign currency exchange rates increased net sales by approximately $226.5 million and $14.8 million, respectively, in 2011.  Excluding the effect of acquisitions and changes in foreign currency exchange rates, net sales for 2011 decreased slightly as compared to 2010.

In the RESV segment, net sales for 2011 decreased approximately $11.5 million, or 1.9%, as compared to 2010.  Net sales in the RESV segment for 2011 reflect an increase of approximately $9.0 million attributable to the effect of changes in foreign currency exchange rates.  Excluding the effect of changes in foreign currency exchange rates, net sales in the RESV segment for 2011 decreased approximately $20.5 million as compared to 2010. Excluding the effect of changes in foreign currency exchange rates, North American sales decreased approximately $11.6 million, while net sales for the segment's European range hood business declined approximately $9.2 million as compared to 2010. These declines in North American sales are primarily attributable to industry wide declines in residential construction and investment spending, as well as new home sales during 2011. The decline in the European range hood business is primarily attributable to continued global economic downturn. Kitchen range hoods and bathroom exhaust fans are the largest product categories sold in the RESV segment, accounting for approximately 79% of the RESV segment’s total sales for both 2011 and 2010, respectively.

In the TECH segment, net sales for 2011 increased approximately $58.3 million, or 14.7%, as compared to 2010.  The effect of acquisitions contributed approximately $17.5 million of net sales in 2011. Increased sales of security and access control products, including the addition of a new customer to the segment in 2010, also contributed to the overall increase in net sales in the TECH segment for 2011. An increase in volume related to a certain customer contributed approximately $46.0 million in additional net sales during 2011 as compared to 2010. See "Liquidity and Capital Resources - Risks and Uncertainties". Partially offsetting these increases in net sales were slight declines in sales of audio/video distribution and control products.

Sales of security and access control products accounted for approximately 54% and 50% of total TECH segment net sales in 2011 and 2010, respectively. Sales of audio/video distribution and control products accounted for approximately 46% and 50% of total TECH segment net sales in 2011 and 2010, respectively.

In the DMS segment, net sales for 2011 increased approximately $213.9 million as compared to 2010.  This increase is primarily related to the acquisition of Ergotron, which contributed approximately $209.0 million of net sales in 2011.

In the RHC segment, net sales for 2011 decreased approximately $91.9 million, or 19.5%, as compared to 2010.  This decrease was primarily driven by lower demand due to overall economic conditions and the continued depressed housing market, as well as substantially lower shipments to certain customers during 2011 as compared to 2010. An affiliated group of distribution customers in this segment accounted for approximately $40.8 million of the decline in net sales in 2011 as compared to 2010. We believe that the overall decrease in 2011 was also driven largely by air conditioning sales during the last four months of 2010 to customers serving the residential site-built market for use as replacement products due to uncertainty, at the time, of product availability subsequent to January 1, 2011. As a result of these sales, we believe the segment experienced lower shipments in the first half of 2011 as these customers worked down their inventory levels. In addition, we estimate that other shipments of between approximately $3.5 million and $5.0 million were shipped to customers in the fourth quarter of 2010 that would have otherwise been shipped during the first quarter of 2011 primarily due to announced price increases effective January 1, 2011. In addition, consumer tax credits that expired at the end of 2010 tended to pull forward demand for high efficiency furnaces and air conditioning systems into 2010. With a less attractive tax credit available to consumers in 2011 the segment experienced a shift in demand to more entry level products with lower selling prices. These decreases were partially offset by the effect of increased sales prices effective January 1, 2011 and June 15, 2011 and the addition of several new distribution customers.

In the CAS segment, net sales for 2011 increased approximately $72.4 million, or 20.0%, as compared to 2010.  Net sales in the CAS segment for 2011 reflect an increase of approximately $5.8 million attributable to the effect of changes in foreign currency exchange rates.  Excluding the effect of changes in foreign currency exchange rates, net sales in the CAS segment for 2011 increased approximately $66.6 million.  This increase in net sales is primarily the result of increased shipment levels of air handlers in the U.S. market, net of lower prices on contracts negotiated in the second half of 2010 and delivered in the first quarter of 2011.  In the second and third quarters of 2011, delivery of contracts with increased prices over the prices in the first quarter of 2011 was also a factor. Backlog expected to be filled within the next twelve months for CAS products was approximately $260.0 million at December 31, 2011 and approximately $179.8 million at December 31, 2010.  This increase in backlog, since December 31, 2010, primarily reflects an increase in orders and also improved pricing in 2011, principally for jobs expected to be delivered during 2012.

Foreign net sales, which are attributed based on the location of our subsidiary responsible for the sale, were approximately 21.6% and 20.0% of consolidated net sales for 2011 and 2010, respectively.  Net sales from our Canadian subsidiaries were approximately 10.7% and 11.5% of consolidated net sales for 2011 and 2010, respectively.  Net sales from our Canadian subsidiaries include net sales from the RESV and CAS segments.  Net sales from our European subsidiaries were approximately 7.6% and 6.4% of consolidated net sales for 2011 and 2010, respectively.  Net sales from our European subsidiaries include net sales from the RESV, TECH, DMS and CAS segments.

Cost of Products Sold.  Consolidated cost of products sold (“COGS”) for 2011 was approximately $1,567.8 million, or 73.2% as a percentage of net sales, as compared to approximately $1,391.8 million, or 73.3% as a percentage of net sales, for 2010. These changes are primarily due to the factors described above and below.

For 2011, COGS includes, among others, (1) approximately $139.6 million related to acquisitions made in 2011 and 2010 within the TECH and DMS segments (including approximately $7.5 million in non-cash charges related to the amortization of fair value allocated to inventory in 2011), (2) approximately $15.1 million of severance and other charges relating primarily to exit and disposal activities, (3) an increase of approximately $12.7 million related to the effect of changes in foreign currency exchange rates, (4) a decrease in product liability expense of approximately $6.8 million as compared to 2010 as a result of favorable settlement of claims primarily in the fourth quarter of 2011, (5) a decrease in depreciation expense of approximately $5.7 million as compared to 2010 related to operations other than acquisitions and (6) approximately $4.9 million of additional warranty expense within the TECH segment related to a certain customer. Consolidated product liability expense was approximately $4.2 million and $11.0 million for 2011 and 2010, respectively.

For 2010, COGS includes, among others, (1) non-cash charges related to the amortization of fair value allocated to inventory of approximately $12.2 million, (2) a reduction in warranty reserves of approximately $4.8 million due to the Company's change in estimate of expected warranty claims within the RESV and CAS segments, (3) a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of our subsidiaries in our TECH segment, and (4) a charge of approximately $1.9 million related to a product safety upgrade program within the RESV segment.

We continually review the costs of our product lines and look for opportunities to help offset the rising costs of raw materials and transportation when possible.

Overall, consolidated material costs for 2011 were approximately $1,012.5 million, or 47.3% of net sales, as compared to approximately $903.9 million, or 47.6% of net sales, for 2010.  During 2011, we experienced lower material costs as a percentage of net sales as compared to 2010 related primarily to the effect of acquisitions. Excluding the effect of acquisitions, material costs as a percentage of net sales for 2011was approximately 0.2% higher than in 2010 and is primarily the result of changes in product mix, higher prices related to the purchase of certain purchased components, such as electrical components and plastics, as well as from lower sales prices in the CAS segment for jobs signed during the second half of 2010 and delivered in the first quarter of 2011.  A portion of these increases was offset by strategic sourcing initiatives and improvements in manufacturing processes. Should these price levels continue or increase further there can be no assurance that we will be able to sufficiently increase sales prices to offset the adverse effect on earnings from rising material costs.

Direct labor costs for 2011 were approximately $122.6 million, or 5.7% of net sales, as compared to approximately $110.2 million, or 5.8% of net sales, for 2010.  Excluding the effect of acquisitions, direct labor costs as a percentage of net sales for 2011 increased to approximately 6.2% as compared to approximately 5.8% for 2010. This increase in direct labor costs, as a percentage of net sales, for 2011 is primarily the result of lower sales prices in the CAS segment for jobs signed during the second half of 2010 and delivered in the first quarter of 2011.

Overhead and other costs, including freight, for 2011 were approximately $432.7 million, or 20.2% of net sales, as compared to approximately $377.7 million, or 19.9% of net sales, for 2010.  Overhead and other costs for 2011 includes, among others, approximately $38.5 million, respectively, related to acquisitions made in 2011 and 2010 within the TECH and DMS segments (including approximately $7.5 million in non-cash charges related to the amortization of fair value allocated to inventory in 2011), (2) a decrease in product liability expense of approximately $6.8 million as compared to 2010 as a result of favorable settlement of claims primarily in the fourth quarter of 2011, and (3) approximately $4.9 million of additional warranty expense within the TECH segment related to a certain customer. For 2010, COGS includes, among others, (1) non-cash charges related to the amortization of fair value allocated to inventory of approximately $12.2 million, (2) a reduction in warranty reserves of approximately $4.8 million due to the Company's change in estimate of expected warranty claims within the RESV and CAS segments, (3) a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of our subsidiaries in our TECH segment and (4) a charge of approximately $1.9 million related to a product safety upgrade program within the RESV segment.

Freight costs were approximately 5.1% and 4.8% of net sales for 2011 and 2010, respectively. Excluding the effect of acquisitions, freight costs were flat as a percentage of net sales for 2011 as compared to 2010. Continued strategic sourcing initiatives and other cost reduction measures help mitigate fluctuations in freight costs.

Overall, changes in COGS (including material, direct labor, overhead and freight costs) as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices and material costs, as well as changes in productivity levels.

In the RESV segment, COGS for 2011 was approximately $434.4 million, or 73.5% of the segment’s net sales, as compared to approximately $427.1 million, or 70.9% of the segment’s net sales, for 2010.  Material costs for 2011 were approximately $239.9 million, or 40.6% of the segment's net sales, as compared to approximately $240.7 million, or 39.9% of the segment's net sales, for 2010. Overhead and other costs, including freight, for 2011 were approximately $158.0 million, or 26.7% of the segment’s net sales, as compared to approximately $148.8 million, or 24.7% of the segment’s net sales, for 2010. The increase in the percentage of COGS to net sales in 2011 primarily reflects an increase in overhead and other costs as a percentage of net sales primarily related to a decrease in sales volume without a proportionate decrease in overhead costs, and to a lesser extent also reflects an increase in material costs as a percentage of net sales resulting primarily from higher prices related to the purchase of steel and certain component parts, such as motors, electrical components and plastics.

COGS in the RESV segment for 2011 also reflects (1) approximately $14.7 million of severance and other charges relating primarily to exit and disposal activities, (2) a decrease in product liability expense of approximately $8.2 million as compared to 2010 as a result of favorable settlement of claims primarily in the fourth quarter of 2011, (3) an increase of approximately $7.8 million related to the effect of changes in foreign currency exchange rates, and (4) a decrease in depreciation expense of approximately $2.8 million as compared to 2010. COGS for 2010 includes, among others, (1) a reduction in warranty reserves of approximately $4.1 million due to a change in estimate resulting from favorable experience related to claims management improvements, (2) a charge of approximately $1.9 million related to a product safety upgrade program, and (3) approximately $1.4 million in non-cash charges related to the amortization of fair value allocated to inventory with no corresponding charge in 2011. Product liability expense in the RESV segment was approximately $4.7 million and $12.9 million for 2011 and 2010, respectively.

In the TECH segment, COGS for 2011 was approximately $280.1 million, or 61.5% of the segment’s net sales, as compared to approximately $239.6 million, or 60.4% of the segment’s net sales, for 2010. In the TECH segment, material costs for 2011 were approximately $228.3 million, or 50.2% of the segment's net sales, as compared to approximately $190.6 million, or 48.0% of the segment's net sales, for 2010. In the TECH segment, overhead and other costs, including the impact of acquisitions and freight, for 2011 were approximately $48.0 million, or 10.5% of the segment’s net sales, as compared to approximately $45.8 million, or 11.5% of the segment’s net sales, for 2010.  COGS for 2011 includes approximately $7.8 million related to acquisitions made in 2011 and 2010 (including approximately $0.2 million in non-cash charges related to the amortization of fair value allocated to inventory). Excluding the effect of acquisitions, the increase in the percentage of COGS to net sales for 2011 was primarily the result of an increase in material costs as a percentage of net sales, partially offset by a decrease in overhead costs as a percentage of net sales.

In the TECH segment, COGS for 2011 also includes approximately $4.9 million of additional warranty expense related to a certain customer. In the TECH segment, COGS for 2010 also includes (1) approximately $8.4 million in non-cash charges related to the amortization of fair value allocated to inventory and (2) a gain of approximately $3.0 million related to the reversal of previously provided loss contingency reserves related to one of our subsidiaries within the segment.

In the DMS segment, COGS for 2011 was approximately $184.9 million, or 65.9% of the segment’s net sales, as compared to approximately $49.5 million, or 74.2% of the segment’s net sales, for 2010. In the DMS segment, material costs for 2011 were approximately $126.2 million, or 45.0% of the segment's net sales, as compared to approximately $34.6 million, or 51.9% of the segment's net sales, for 2010. In the DMS segment, overhead and other costs, including the impact of acquisitions and freight, for 2011 were approximately $54.5 million, or 19.4% of the segment’s net sales, as compared to approximately $14.9 million, or 22.3% of the segment’s net sales, for 2010.  COGS for 2011 includes approximately $131.8 million related to the acquisition of Ergotron made in 2010 (including approximately $7.3 million in non-cash charges related to the amortization of fair value allocated to inventory). The decrease in COGS as a percentage of net sales is primarily as a result of the acquisition of Ergotron in 2010.

In the DMS segment, COGS for 2010 also includes approximately $0.9 million in non-cash charges related to the amortization of fair value allocated to inventory.

In the RHC segment, COGS for 2011 was approximately $322.2 million, or 85.1% of the segment's net sales, as compared to approximately $389.9 million, or 82.9% of the segment's net sales, for 2010. Material costs in this segment are generally higher as a percentage of net sales than our other segments and were approximately 61.4% and 60.4% for 2011 and 2010, respectively. In the RHC segment, overhead and other costs, including freight, for 2011 were approximately $76.9 million, or 20.3% of the segment's net sales, as compared to approximately $89.0 million, or 18.9% of the segment's net sales, for 2010. The increase in COGS as a percentage of net sales for 2011 primarily reflects an increase in overhead costs as a percentage of net sales, and to a lesser extent also reflects an increase in material costs as a percentage of net sales. Overhead costs in the RHC segment for 2011 included a decrease in depreciation expense of approximately $3.2 million as compared to 2010, an increase in product liability expense of approximately $1.9 million as compared to 2010 resulting from a reduction in expense from favorable settlement of claims that occurred in 2010, and a decrease in non-cash charges related to the amortization of fair value allocated to inventory of approximately $0.4 million. The increase in material costs as a percentage of net sales is primarily the result of a change in the mix of products sold as discussed previously, partially offset by increased sales prices effective January 1, 2011 and June 15, 2011. Product liability expense was approximately $1.2 million of expense (of which approximately $0.4 million of income was recorded in COGS, and approximately $1.6 million of expense was recorded in selling, general and administrative expense, net) and $0.5 million of income (of which approximately $2.3 million of income was recorded in COGS, and approximately $1.8 million of expense was recorded in selling, general and administrative expense, net) for 2011 and 2010, respectively.

In the CAS segment, COGS for 2011 was approximately $346.2 million, or 79.6% of the segment’s net sales, as compared to approximately $285.7 million, or 78.8% of the segment’s net sales, for 2010.   In the CAS segment, material costs for 2011 were approximately $185.8 million, or 42.7% of the segment's net sales, as compared to approximately $153.8 million, or 42.4% of the segment's net sales, for 2010. In the CAS segment, overhead and other costs, including freight, for 2011 were approximately $95.3 million, or 21.9% of the segment’s net sales, as compared to approximately $79.2 million, or 21.9% of the segment’s net sales, for 2011 and 2010, respectively. Direct labor costs in this segment are generally higher as a percentage of net sales than our other segments and were approximately 15.0% and 14.5% for 2011 and 2010, respectively.  The increase in COGS as a percentage of net sales for 2011 primarily reflects an increase in material and labor costs as a percentage of net sales due to lower sales prices negotiated on jobs in the second half of 2010 and delivered in the first quarter of 2011. The increase in direct labor as a percentage of net sales in 2011 is due, in part, to lower sales prices as noted above. In the CAS segment, COGS for 2011 also includes an increase of approximately $4.9 million related to the effect of changes in foreign currency exchange rates and a decrease of approximately $1.0 million in product liability expense as compared to 2010 primarily as a result of the favorable settlement of claims.

Selling, General and Administrative Expense, Net.  Consolidated SG&A was approximately $464.8 million for 2011 as compared to approximately $399.9 million for 2010. SG&A as a percentage of net sales increased from approximately 21.1% for 2010 to approximately 21.8% for 2011.  SG&A for 2011 reflects (1) approximately $53.6 million related to acquisitions made in 2011 and 2010 within the TECH and DMS segments, (2) approximately $8.7 million of severance expense related to the retirement of a Company executive, (3) net foreign exchange losses of approximately $5.4 million related to transactions, including intercompany debt not indefinitely invested in the Company's subsidiaries, (4) approximately $4.5 million of severance and other charges relating primarily to exit and disposal activities, (5) an increase of approximately $3.0 million related to the effect of changes in foreign currency exchange rates, (6) a decrease in stock compensation expense of approximately $2.2 million as compared to 2010, (7) a loss on the sale of certain assets of approximately $1.4 million, (8) a decrease in acquisition costs of approximately $1.3 million as compared to 2010 and (9) approximately $0.8 million of CEO transition expenses. Additionally, in 2011, the Company incurred approximately $1.4 million of outside consulting fees relating to strategic reviews. The Company expects to incur additional consulting fees in 2012 of approximately $1.5 million as it completes its strategic reviews.

SG&A for 2010 reflects approximately $4.3 million of severance and other charges related to the closure of certain facilities in the TECH segment, and a gain of approximately $2.7 million relating to the reversal of a portion of a loss contingency reserve provided in prior periods.

Amortization of Intangible Assets.  Amortization of intangible assets, including developed technology and backlog, increased from approximately $37.0 million for 2010 to approximately $44.8 million for 2011. This increase in 2011 as compared to 2010 relates primarily to an increase of approximately $13.7 million related to acquisitions made in 2011 and 2010 within the TECH and DMS segments, partially offset by a decrease primarily related to the amortization of backlog for the CAS segment as a result of the application of fresh-start accounting.

Operating Earnings.  Operating earnings decreased approximately $7.5 million from approximately $70.6 million for 2010 to approximately $63.1 million for 2011. Operating earnings for 2011 includes, among others,

(1)
a decrease in product liability expense of approximately $7.0 million as a result of favorable settlement of claims primarily in the fourth quarter of 2011. The fourth quarter of 2011 includes a reduction in product liability accruals and a related reduction in product liability expense of approximately $12.2 million. The fourth quarter of 2010 includes a reduction in product liability accruals and a related reduction in product liability expense of approximately $5.2 million.

(2)	approximately $22.9 million of decreased depreciation and amortization expense related to operations other than acquisitions,

(3)	approximately $19.6 million of severance and other charges relating primarily to exit and disposal activities,

(4)
operating earnings of approximately $19.6 million (which includes depreciation and amortization of approximately $25.1 million, including approximately $7.5 million relating to the amortization of fair value allocated to inventory) related to acquisitions made in 2011 and 2010 within the TECH and DMS segments,

(5)	approximately $8.7 million of severance expense related to the retirement of a Company executive,

(6)	net foreign exchange losses of approximately $5.4 million related to transactions, including intercompany debt not indefinitely invested in the Company's subsidiaries,

(7)	approximately $4.9 million of additional warranty expense within the TECH segment related to a certain customer,

(8)	a loss on the sale of certain assets of approximately $1.4 million,

(9)	approximately $1.4 million of outside consulting fees relating to strategic reviews,

(10)	approximately $0.9 million of fees and expenses associated primarily with the acquisition of TV One, and

(11)	approximately $0.8 million of CEO transition expenses.

Operating earnings for 2010 includes, among others,

(1)	approximately $4.5 million of severance and other charges related to the closure of certain facilities within the TECH segment,

(2)	a reduction in warranty reserves of approximately $4.8 million due to the Company's change in estimate of expected warranty claims within the RESV and CAS segments,

(3)	a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of our subsidiaries in our TECH segment,

(4)	non-cash share-based compensation expense of approximately $2.8 million,

(5)	a gain of approximately $2.7 million relating to the reversal of a portion of a loss contingency reserve provided in prior periods,

(6)	approximately $2.2 million of fees and expenses associated with the acquisition of Ergotron, and

(7)	a charge of approximately $1.9 million related to a product safety upgrade program within the RESV segment.

Changes in operating earnings between 2011 and 2010 are primarily due to the factors discussed above and the following operating segment specific factors.

In the RESV segment, operating earnings for 2011 were approximately $32.6 million as compared to approximately $56.1 million for 2010.  The decrease in the RESV segment’s operating earnings for 2011 is primarily the result of decreased sales volume in the segment’s North American business and an increase in material costs and overhead costs as a percentage of net sales.  Operating earnings for 2011 for the RESV segment also includes (1) approximately $16.9 million of severance and other charges relating to exit and disposal activities, (2) a decrease in product liability expense of approximately $8.2 million as compared to 2010 as a result of favorable settlement of claims primarily in the fourth quarter of 2011, and (3) a decrease of approximately $5.7 million in depreciation and amortization expense (including a decrease in non-cash charges related to the amortization of fair value allocated to inventory of approximately $1.4 million). Operating earnings for the RESV segment for 2010 also reflects a reduction in warranty reserves of approximately $4.1 million due to a change in estimate resulting from favorable experience related to claims management improvements and a charge of approximately $1.9 million related to a product safety upgrade program.

In the TECH segment, operating earnings for 2011 were approximately $35.4 million as compared to approximately $10.7 million for 2010. Operating earnings for the TECH segment for 2011 reflects an increase of approximately $1.2 million (which includes depreciation and amortization of approximately $1.1 million, including approximately $0.2 million relating to the amortization of fair value allocated to inventory) related to acquisitions made in 2011 and 2010. Excluding the impact of acquisitions, the increase in operating earnings for 2011 is primarily the result of increased sales volume of security and access control products, partially offset by an increase in material costs as a percentage of net sales. Operating earnings for the TECH segment for 2011 also includes approximately $1.2 million of severance and other charges relating to exit and disposal activities and approximately $4.9 million of additional warranty expense related to a certain customer. The operating results for the TECH segment for 2010 also includes (1) approximately $8.4 million in non-cash charges related to the amortization of fair value allocated to inventory, (2) approximately $4.5 million of severance and other charges related to the closure of certain facilities within the segment and (3) a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of our subsidiaries in the segment.

In the DMS segment, operating earnings for 2011 were approximately $22.2 million as compared to approximately $1.4 million for 2010. Operating earnings for the DMS segment for 2011 reflects an increase of approximately $18.4 million (which includes depreciation and amortization of approximately $24.0 million, including approximately $7.3 million relating to the amortization of fair value allocated to inventory) related to the acquisition of Ergotron in 2010. The operating results for the DMS segment for 2010 also includes approximately $0.9 million in non-cash charges related to the amortization of fair value allocated to inventory.

In the RHC segment, operating earnings for 2011 were approximately $1.4 million as compared to approximately $23.6 million for 2010.  The decrease in the RHC segment’s operating earnings for 2011 is primarily a result of a decrease in sales volume and increased overhead and material costs as a percentage of net sales, partially offset by increased sales prices.  Operating earnings for 2011 for the RHC segment also includes a decrease of approximately $3.3 million in depreciation and amortization expense (including a decrease in non-cash charges related to the amortization of fair value allocated to inventory of approximately $0.4 million) and an increase in product liability expense of approximately $1.7 million as compared to 2010 resulting from a reduction in expense from favorable settlement of claims that occurred in 2010.

In the CAS segment, operating earnings for 2011 were approximately $12.0 million as compared to approximately $5.7 million for 2010.  This increase in operating earnings for 2011 primarily reflects increased shipment levels of air handlers in the U.S. market.  In the second and third quarters of 2011, delivery of contracts with expanded margins over the margins in the first quarter of 2011 was also a factor. Operating earnings for 2011 for the CAS segment also includes a decrease of approximately $4.2 million in depreciation and amortization expense and a decrease of approximately $1.0 million in product liability expense as compared to 2010 primarily as a result of the favorable settlement of claims. For 2010, operating earnings for the CAS segment includes a reduction in warranty reserves of approximately $0.7 million due to the Company's change in estimate of expected warranty claims.

Operating earnings (loss) of foreign operations, consisting primarily of the results of operations of our Canadian and European subsidiaries, were approximately 1.0% and (5.8)% of consolidated operating earnings (before unallocated and corporate expenses) for 2011 and 2010, respectively. Foreign operating earnings of acquisitions contributed approximately $16.2 million to the increase in 2011 as compared to 2010. Net sales and earnings derived from international markets are subject to economic, political and currency risks, among others.

Interest Expense.  Interest expense increased approximately $9.9 million, or approximately 10.3%, during 2011 as compared to the 2010.  This increase is primarily due to the issuance of our 10% Senior Notes due 2018 on November 23, 2010 (the "10% Notes"), partially offset by a decrease in interest expense from the redemption of the 11% Senior Secured Notes due 2013 (the "11% Notes") through the issuance of $500.0 million in aggregate principal amount of 8.5% Senior Notes due 2021 (the “8.5% Notes”) and entering into a new senior secured term loan with initial borrowings of $350.0 million.

Loss from Debt Retirement. On April 26, 2011, we successfully completed the private placement of the 8.5% Notes and entered into a new senior secured term loan with a final maturity in 2017 and optional interest rates at the election of the Company, including LIBOR, as defined in the agreement, plus 4.0% with a LIBOR floor of 1.25% (the “Term Loan Facility”). We borrowed $350.0 million aggregate principal under the Term Loan Facility at a 5.25% interest rate on April 26, 2011, which resulted in net proceeds of approximately $348.2 million, after deducting an original issue discount of approximately $1.8 million. We received approximately $827.3 million of net proceeds in connection with the issuance of the 8.5% Notes and Term Loan Facility, after deducting approximately $20.9 million of underwriting commissions and legal, accounting and other expenses incurred. We used approximately $825.0 million of these net proceeds to repurchase or redeem all of the 11% Notes, which included approximately $753.3 million of aggregate outstanding principal balance, approximately $37.8 million of tender and redemption premiums and approximately $33.9 million of accrued but unpaid interest as of the redemption dates. In accordance with ASC 470-50, the redemption of the 11% Notes resulted in a pre-tax loss of approximately $33.8 million in the second quarter of 2011.

Benefit from Income Taxes. The benefit from income taxes for 2011 was approximately $20.3 million as compared to approximately $11.6 million for 2010. The effective income tax rate benefit of approximately 26.6% for 2011 differs from the expected United States federal statutory rate benefit of 35% principally as a result of an increase in the valuation allowances related to certain deferred tax assets, partially offset by changes in the state income tax provisions and the effect of foreign activities. The effective income tax rate benefit of approximately 46.4% for 2010 differs from the expected United States federal statutory rate benefit of 35% principally as a result of a tax benefit for capitalized research and development costs and a decrease in FIN 48 reserves, including interest, partially offset by an increase in the valuation allowances related to certain deferred tax assets and nondeductible expenses.

Year ended December 31, 2010 as compared to the combined year ended December 31, 2009

Net Sales.  As discussed further in the following paragraphs, net sales for 2010 increased by approximately $91.4 million, or 5.1%, as compared to 2009. The effect of changes in foreign currency exchange rates and acquisitions increased net sales by approximately $16.5 million and $4.2 million, respectively, in 2010. Excluding the effect of changes in foreign currency exchange rates and acquisitions, net sales for 2010 increased by approximately $70.7 million as compared to 2009.

In the RESV segment, net sales for 2010 increased approximately $19.7 million, or 3.4%, as compared to 2009. Net sales in the RESV segment for 2010 reflect an increase of approximately $9.1 million attributable to the effect of changes in foreign currency exchange rates. Excluding the effect of changes in foreign currency exchange rates, net sales in the RESV segment for 2010 increased approximately $10.6 million as compared to the same period of 2009. Excluding the effect of changes in foreign currency exchange rates, the change in net sales for 2010 is primarily the result of an increase in the RESV segment's Canadian business of approximately $7.5 million, and to a lesser extent an increase in the RESV segment's United States business of approximately $2.8 million. The increase in the North American business for 2010 is, in part, the result of an increase in total housing starts in both Canada and the United States of approximately 27% and 6%, respectively. An increase in residential remodeling and replacement activity also contributed to the increase in 2010. We estimate that shipments of between approximately $2.5 million and $3.0 million were shipped to a customer in the fourth quarter of 2010 that were higher than the fourth quarter of 2009. We estimate that shipments to this customer in the first quarter of 2011 will be approximately $2.5 million to $3.0 million lower than the first quarter of 2010. Excluding the effect of changes in foreign currency exchange rates, the RESV segment's European range hood business was relatively flat in 2010 as compared to 2009. Kitchen range hoods and bathroom exhaust fans are the largest product categories sold in the RESV segment, accounting for approximately 79% of the RESV segment's total sales for both 2010 and 2009, respectively.

In the TECH segment, net sales for 2010 increased approximately $48.1 million, or 13.8%, as compared to 2009. This increase is primarily related to a new customer, which contributed approximately $52.1 million to net sales for the segment during 2010, and the effect of an acquisition which contributed approximately $4.2 million of net sales in 2010.

In the DMS segment, net sales for 2010 increased approximately $14.7 million, or 28.3%, as compared to 2009.

In the RHC segment, net sales for 2010 increased approximately $44.3 million, or 10.4%, as compared to 2009. This increase was driven largely by air conditioning sales of approximately $25.0 million (of which we believe approximately $4.0 million to $7.0 million were due to uncertainty of product availability subsequent to January 1, 2011) to customers serving the residential site-built market for use as replacement products, and which contributed to favorable fourth quarter 2010 performance as compared to 2009. As a result, a portion of these shipments are contributing to lower shipments in the first quarter of 2011 as these customers work down their inventory levels. In addition, we estimate that other shipments of between approximately $3.5 million and $5.0 million were shipped to customers in the fourth quarter of 2010 that would have otherwise been shipped during the first quarter of 2011 primarily due to announced price increases effective January 1, 2011. Federal tax credits for high efficiency products are believed to have also contributed favorably to the mix of products sold during 2010. Our net sales to customers serving the manufactured housing markets, principally consisting of air conditioners and furnaces, demonstrated modest growth spurred by first time home buyer tax credits and certain state funds directed toward replacing and upgrading the efficiency of HVAC equipment in existing homes principally in the first half of 2010.

In the CAS segment, net sales for 2010 decreased approximately $35.4 million, or 8.9%, as compared to 2009. Net sales in the CAS segment for 2010 reflect an increase of approximately $7.4 million attributable to the effect of changes in foreign currency exchange rates. Excluding the effect of changes in foreign currency exchange rates, net sales in the CAS segment for 2010 decreased approximately $42.8 million. This decrease is primarily the result of a decline in the non-residential construction and retro-fit markets, and lower prices on contracts negotiated in 2009 and 2010 and delivered in 2010. The decrease in 2010 is also the result of the effect of approximately $3.9 million of net sales recognized as revenue upon the resolution and collection of retainage in the first quarter of 2009 without any associated costs or expenses. Backlog for CAS products was approximately $179.8 million at December 31, 2010 as compared to approximately $150.7 million at December 31, 2009. This increase in backlog reflects an increase in orders during the second half of 2010 (at prices lower than 2009 or the first half of 2010) principally for jobs expected to be delivered during the first half of 2011.

Foreign net sales, which are attributed based on the location of our subsidiary responsible for the sale, were approximately 20.0% and 19.9% of consolidated net sales for 2010 and 2009, respectively. Net sales from our Canadian subsidiaries were approximately 11.5% and 11.0% of consolidated net sales for 2010 and 2009, respectively. Net sales from our Canadian subsidiaries include net sales from the RESV and CAS segments. Net sales from our European subsidiaries were approximately 6.4% and 6.8% of consolidated net sales for 2010 and 2009, respectively. Net sales from our European subsidiaries include net sales primarily from the RESV and CAS segments.

Cost of Products Sold.  Consolidated COGS for 2010 was approximately $1,391.8 million as compared to approximately $1,301.2 million for 2009.

For 2010, COGS includes, among others:

(1)	an increase of approximately $11.9 million related to the effect of changes in foreign currency exchange rates,

(2)	an increase in non-cash charges related to the amortization of fair value allocated to inventory of approximately $8.6 million as compared to 2009,

(3)	an increase in depreciation expense of approximately $6.2 million as compared to 2009,

(4)	a reduction in warranty reserves of approximately $4.8 million due to the Company's change in estimate of expected warranty claims within the RESV and CAS segments,

(5)	a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of our subsidiaries in our TECH segment,

(6)	an increase of approximately $2.0 million related to an acquisition within the TECH segment during the third quarter of 2010,

(7)
a decrease in product liability expense of approximately $2.4 million as compared to 2009 (consolidated product liability expense within COGS was approximately $11.0 million and $13.4 million for 2010 and 2009, respectively), and

(8)	a charge of approximately $1.9 million related to a product safety upgrade program within the RESV segment.

For 2009, COGS includes, among others, (1) a loss contingency reserve of approximately $3.0 million related to one of our subsidiaries in our TECH segment and (2) approximately $1.6 million of severance charges related to certain reduction in workforce initiatives implemented in all four segments. Excluding the effect of these items, COGS for 2010 increased approximately $75.3 million as compared to the same period of 2009.

COGS as a percentage of net sales increased from approximately 72.0% for 2009 to approximately 73.3% for 2010. These changes are primarily due to the factors described above and below.

We continually review the costs of our product lines and look for opportunities to help offset the rising costs of raw materials and transportation when possible.

Overall, consolidated material costs for 2010 were approximately $903.9 million, or 47.6% of net sales, as compared to approximately $819.5 million, or 45.3% of net sales, for 2009. During 2010, we experienced higher material costs as a percentage of net sales as compared to 2009 related primarily to changes in product mix, as well as from higher prices related to the purchases of copper, steel, aluminum, and purchased components, such as compressors. A portion of these increases was offset by strategic sourcing initiatives and improvements in manufacturing processes.

As noted previously, in 2010, the Company experienced higher commodity prices as compared to 2009 primarily related to the purchase of copper, steel, and aluminum, as well as certain purchased components, such as compressors. The Company anticipates that commodity prices for 2011 will continue to increase as compared to 2010. Should these price levels continue or increase further there can be no assurance that we will be able to sufficiently increase sales prices to offset the adverse effect on earnings from rising material costs.

Direct labor costs for 2010 were approximately $110.2 million, or 5.8% of net sales, as compared to approximately $107.7 million, or 6.0% of net sales, for 2009. The decrease in direct labor costs, as a percentage of net sales, in 2010 as compared to 2009 is primarily the result of changes in product mix, partially offset by lower sales prices within the CAS segment. Changes in production efficiencies also impacted the change in direct labor costs as a percentage of net sales in 2010 as compared to 2009.

Overhead and other costs, including freight, for 2010 were approximately $377.7 million, or 19.9% of net sales, as compared to approximately $374.0 million, or 20.7% of net sales, for 2009. Overhead and other costs for 2010 includes, among others, (1) approximately $12.2 million in non-cash charges related to the amortization of fair value allocated to inventory, (2) approximately $6.2 million of increased depreciation expense, mostly due to fresh-start accounting, as compared to 2009, (3) a reduction in warranty reserves of approximately $4.8 million due to the Company's change in estimate of expected warranty claims within the RESV and CAS segments, (4) a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of our subsidiaries in our TECH segment, (5) a decrease in product liability expense of approximately $2.4 million as compared to 2009 and (6) a charge of approximately $1.9 million related to a product safety upgrade program within the RESV segment. Overhead and other costs for 2009 includes, among others, (1) approximately $3.6 million in non-cash charges related to the amortization of fair value allocated to inventory and (2) a loss contingency reserve of approximately $3.0 million related to one of our subsidiaries in our TECH segment. The remaining decrease in the percentage of overhead and other costs to net sales for 2010 is primarily the result of an increase in net sales without a proportionate increase in costs, primarily related to the fixed nature of certain overhead costs.

Freight costs were approximately 4.8% and 4.4% of net sales for 2010 and 2009, respectively. During 2010, we experienced increased freight costs due to increased ocean freight costs, as well as increased diesel fuel costs, as compared to the comparable period of 2009. Continued strategic sourcing initiatives and other cost reduction measures help mitigate fluctuations in freight costs.

Overall, changes in COGS (including material, direct labor, overhead and freight costs) as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices and material costs, as well as changes in productivity levels.

In the RESV segment, COGS for 2010 was approximately $427.1 million, or 70.9% of the segment's net sales, as compared to approximately $425.5 million, or 73.0% of the segment's net sales, for 2009. Material costs for 2010 were approximately $240.7 million, or 39.9% of the segment's net sales, as compared to approximately $236.8 million, or 40.6% of the segment's net sales, for 2009. Overhead and other costs, including freight, for 2010 were approximately $148.8 million, or 24.7% of the segment's net sales, as compared to approximately $151.2 million, or 25.9% of the segment's net sales, for 2009. The decrease in the percentage of COGS to net sales in 2010 primarily reflects a decrease in overhead costs as a percentage of net sales, and to a lesser extent a decrease in material costs as a percentage of net sales, mostly in the first half of 2010, resulting primarily from lower prices, in part from strategic sourcing initiatives, related to the purchase of certain component parts. The decrease in overhead costs as a percentage of net sales for 2010 over 2009 primarily relates to increased sales without a proportionate increase in overhead costs, partially offset by higher freight costs.

COGS in the RESV segment for 2010 also reflects (1) an increase of approximately $5.6 million related to the effect of changes in foreign currency exchange rates, (2) a reduction in warranty reserves of approximately $4.1 million due to a change in estimate resulting from favorable experience related to claims management improvements, (3) an increase in depreciation expense of approximately $3.1 million as compared to 2009, primarily as a result of fresh-start accounting, (4) a decrease in product liability expense of approximately $2.1 million as compared to 2009, (5) a charge of approximately $1.9 million related to a product safety upgrade program, and (6) approximately $1.4 million in non-cash charges related to the amortization of fair value allocated to inventory. COGS in the RESV segment for 2009 also reflects (1) approximately $1.3 million in non-cash charges related to the amortization of fair value allocated to inventory and (2) approximately $1.1 million of severance charges related to certain reduction in workforce initiatives implemented within the segment. Product liability expense in the RESV segment was approximately $12.9 million and $15.0 million for 2010 and 2009, respectively.

In the TECH segment, COGS for 2010 was approximately $239.6 million, or 60.4% of the segment's net sales, as compared to approximately $197.3 million, or 56.6% of the segment's net sales, for 2009. In the TECH segment, material costs for 2010 were approximately $190.6 million, or 48.0% of the segment's net sales, as compared to approximately $148.4 million, or 42.5% of the segment's net sales, for 2009. In the TECH segment, overhead and other costs, including freight, for 2010 were approximately $45.8 million, or 11.5% of the segment's net sales, as compared to approximately $46.3 million, or 13.3% of the segment's net sales, for 2009. The increase in the percentage of COGS to net sales for 2010 was primarily the result of an increase in material costs as a percentage of net sales primarily due to a change in product mix, partially offset by a decrease in overhead costs as a percentage of net sales. The decrease in the percentage of overhead costs to net sales for 2010 reflects an increase in net sales without a proportionate increase in overhead costs and is net of the effect of certain items as discussed below.

In the TECH segment, COGS for 2010 also includes (1) approximately $8.4 million in non-cash charges related to the amortization of fair value allocated to inventory, (2) a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of our subsidiaries in the segment and (3) an increase of approximately $2.0 million related to an acquisition during the third quarter of 2010. In the TECH segment, COGS for 2009 also includes (1) a loss contingency reserve of approximately $3.0 million related to one of our subsidiaries in the segment and (2) approximately $1.1 million in non-cash charges related to the amortization of fair value allocated to inventory.

In the DMS segment, COGS for 2010 was approximately $49.5 million, or 74.2% of the segment's net sales, as compared to approximately $40.8 million, or 78.5% of the segment's net sales, for 2009. In the DMS segment, material costs for 2010 were approximately $34.6 million, or 51.9% of the segment's net sales, as compared to approximately $29.1 million, or 56.0% of the segment's net sales, for 2009. In the DMS segment, overhead and other costs, including freight, for 2010 were approximately $14.9 million, or 22.3% of the segment's net sales, as compared to approximately $11.7 million, or 22.5% of the segment's net sales, for 2009. The decrease in the percentage of COGS to net sales for 2010 was primarily the result of a decrease in material costs as a percentage of net sales primarily due to a change in product mix. In the DMS segment, COGS for 2010 also includes (1) approximately $0.9 million in non-cash charges related to the amortization of fair value allocated to inventory.

In the RHC segment, COGS for 2010 was approximately $389.9 million, or 82.9% of the segment's net sales, as compared to approximately $354.4 million, or 83.2% of the segment's net sales, for 2009. Material costs in this segment are generally higher as a percentage of net sales than our other segments and were approximately 60.4% and 59.8% for 2010 and 2009, respectively. In the RHC segment, overhead and other costs, including freight, for 2010 were approximately $89.0 million, or 18.9% of the segment's net sales, as compared to approximately $83.6 million, or 19.6% of the segment's net sales, for 2009. The decrease in COGS as a percentage of net sales for 2010 primarily reflects a decrease in overhead costs as a percentage of net sales as a result of an increase in sales without a proportionate increase in overhead costs. The decrease in COGS as a percentage of net sales for 2010 was partially offset by an increase in material costs as a percentage of net sales resulting from a change in the mix of products sold and higher prices related primarily to the purchases of copper and certain purchased components. Overhead costs in the RHC segment for 2010 also includes (1) an increase in non-cash charges related to the amortization of fair value allocated to inventory of approximately $0.5 million as compared to 2009, (2) an increase in depreciation expense of approximately $3.6 million as compared to 2009 and (3) a decrease in product liability expense of approximately $0.8 million as compared to 2009. Product liability expense was approximately $0.5 million of income (of which approximately $2.3 million of income was recorded in COGS, and approximately $1.8 million of expense was recorded in selling, general and administrative expense, net) and $0.8 million of expense (of which approximately $1.5 million of income was recorded in COGS, and approximately $2.3 million of expense was recorded in selling, general and administrative expense, net) for 2010 and 2009, respectively.

In the CAS segment, COGS for 2010 was approximately $285.7 million, or 78.8% of the segment's net sales, as compared to approximately $283.2 million, or 71.2% of the segment's net sales, for 2009. In the CAS segment, material costs for 2010 were approximately $153.8 million, or 42.4% of the segment's net sales, as compared to approximately $150.5 million, or 37.8% of the segment's net sales, for 2009. In the CAS segment, overhead and other costs, including freight, for 2010 were approximately $79.2 million, or 21.9% of the segment's net sales, as compared to approximately $81.2 million, or 20.4% of the segment's net sales, for 2009. Direct labor costs in this segment are generally higher as a percentage of net sales than our other segments and were approximately 14.5% and 13.0% for 2010 and 2009, respectively. The increase in COGS as a percentage of net sales for 2010 primarily reflects lower sales prices and an increase in material costs as a percentage of net sales resulting from higher prices related to the purchases of steel, copper and aluminum. The increase in COGS as a percentage of net sales for 2010 also reflects the effect of approximately $3.9 million of net sales recognized as revenue upon the resolution and collection of retainage in the first quarter of 2009 without any associated costs or expenses. The increase in direct labor as a percentage of net sales is due, in part, to lower sales prices and lower production efficiencies. The increase in overhead costs as a percentage of net sales for 2010 is primarily due to a decrease in sales volume and lower sales prices without a proportionate decrease in overhead costs. In the CAS segment, COGS for 2010 also includes an increase of approximately $6.3 million related to the effect of changes in foreign currency exchange rates.

Selling, General and Administrative Expense, Net.  Consolidated SG&A was approximately $399.9 million for 2010 as compared to approximately $381.1 million for 2009. SG&A as a percentage of net sales remained unchanged at approximately 21.1% for 2010 and 2009. SG&A for 2010 reflects (1) approximately $4.3 million of severance and other charges related to the closure of certain facilities in the TECH segment, (2) an increase of approximately $2.9 million related to the effect of changes in foreign currency exchange rates, (3) non-cash share-based compensation expense of approximately $2.8 million, (4) a gain of approximately $2.7 million relating to the reversal of a portion of a loss contingency reserve provided in prior periods, (5) approximately $2.2 million of fees and expenses associated with the acquisition of Ergotron, and (6) an increase of approximately $1.9 million related to an acquisition within the TECH segment during the third quarter of 2010.

SG&A for 2009 includes, among others, (1) a gain of approximately $3.9 million related to our revised estimate of a loss contingency related to an indemnification of a lease guarantee, (2) approximately $3.0 million of severance charges related to certain reduction in workforce initiatives implemented in all four segments, (3) valuation reserves of approximately $2.8 million related to certain assets of a foreign subsidiary that we shutdown in 2010 in the TECH segment, (4) approximately $1.5 million of expense related to early lease termination charges, (5) a gain of approximately $0.7 million related to the favorable settlement of litigation and (6) a gain of approximately $0.6 million related to the sale of assets related to one of our foreign subsidiaries.

Pre-Petition Reorganization Items.  During 2009, we retained financial and legal advisors to assist us in the analysis of our capital structure in light of economic conditions. As a result, we incurred approximately $22.5 million of advisory and other fees related to the reorganization of our capital structure.

Goodwill Impairment Charge.  During 2009, we recorded a non-cash impairment charge of approximately $266.7 million and $17.3 million to reduce the carrying amount of the TECH and DMS reporting units' goodwill, respectively, to the estimated fair value based upon the results of our goodwill impairment testing. See Note 4, “Summary of Significant Accounting Policies”, to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference.

Amortization of Intangible Assets.  Amortization of intangible assets, including developed technology and backlog, increased from approximately $23.7 million for 2009 to approximately $37.0 million for 2010. This increase in 2010 as compared to 2009 is primarily as a result of the effect of fair value adjustments to intangible assets as a result of the application of fresh-start accounting in December 2009.

Operating Earnings (Loss).  Operating earnings increased approximately $275.2 million from an operating loss of approximately $204.6 million for 2009 to operating earnings of approximately $70.6 million for 2010. The operating loss for 2009 includes a non-cash goodwill impairment charge of approximately $284.0 million related to the TECH and DMS segments, as described above.

Operating earnings for 2010 includes, among others,

(1)
approximately $27.8 million (of which approximately $8.6 million relates to the change in non- cash charges related to the amortization of fair value allocated to inventory) of increased depreciation and amortization expense related primarily to the effect of fair value adjustments to inventory, property and equipment, and intangible assets as a result of the application of fresh-start accounting in December 2009,

(2)	approximately $4.5 million of severance and other charges related to the closure of certain facilities within the TECH segment,

(3)	a reduction in warranty reserves of approximately $4.8 million due to the Company's change in estimate of expected warranty claims within the RESV and CAS segments,

(4)	a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of our subsidiaries in our TECH segment,

(5)	a decrease in product liability expense of approximately $2.9 million as compared to 2009,

(6)	non-cash share-based compensation expense of approximately $2.8 million,

(7)	a gain of approximately $2.7 million relating to the reversal of a portion of a loss contingency reserve provided in prior periods,

(8)	approximately $2.2 million of fees and expenses associated with the acquisition of Ergotron,

(9)	charge of approximately $1.9 million related to a product safety upgrade program within the RESV segment, and

(10)	a gain of approximately $1.7 million related to the effect of changes in foreign currency exchange rates.

Operating loss for 2009 includes, among others,

(1)	advisory fees of approximately $22.5 million related to the analysis of our capital structure in light of economic conditions during 2009,

(2)	approximately $4.6 million of severance charges related to certain reduction in workforce initiatives implemented in all four segments,

(3)	a gain of approximately $3.9 million related to our revised estimate of a loss contingency related to an indemnification of a lease guarantee,

(4)	a loss contingency reserve of approximately $3.0 million related to one of our subsidiaries in our TECH segment,

(5)	valuation reserves of approximately $2.8 million related to certain assets of a foreign subsidiary that we shutdown in 2010 in the TECH segment,

(6)	approximately $1.5 million of expense related to early lease termination charges,

(7)	a gain of approximately $0.7 million related to the favorable settlement of litigation, and

(8)	a gain of approximately $0.6 million related to the sale of assets related to one of our foreign subsidiaries.

The remaining changes in operating earnings (loss) between 2010 as compared to 2009 are primarily due to the factors discussed above and that follow.

In the RESV segment, operating earnings for 2010 were approximately $56.1 million as compared to approximately $54.0 million for 2009. The increase in the RESV segment's operating earnings for 2010 is primarily the result of increased sales volume in the segment's North American business and a decrease in material and overhead costs as a percentage of net sales.

Operating earnings for the RESV segment for 2010 also reflects (1) approximately $12.5 million of increased depreciation and amortization expense related primarily to the effect of fair value adjustments to inventory, property and equipment, and intangible assets as a result of the application of fresh-start accounting in December 2009, (2) a reduction in warranty reserves of approximately $4.1 million due to a change in estimate resulting from favorable experience related to claims management improvements, (3) a decrease in product liability expense of approximately $2.1 million as compared to 2009, (4) an increase of approximately $2.0 million related to changes in foreign currency exchange rates and (5) a charge of approximately $1.9 million related to a product safety upgrade program. Operating earnings for the RESV segment for 2009 also reflects approximately $1.9 million of severance charges related to certain reduction in workforce initiatives implemented within the segment.

In the TECH segment, operating earnings for 2010 were approximately $10.7 million as compared to an operating loss of approximately $254.2 million for 2009. The TECH operating loss for 2009 includes a non-cash goodwill impairment charge of approximately $266.7 million. Operating earnings for the TECH segment for 2010 includes (1) an increase in non-cash charges related to the amortization of fair value allocated to inventory of approximately $7.3 million as compared to 2009, (2) approximately $4.5 million of severance and other charges related to the closure of certain facilities within the segment and (3) a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of our subsidiaries in the segment. The operating loss for the TECH segment for 2009 also includes (1) a loss contingency reserve of approximately $3.0 million related to one of our subsidiaries and (2) valuation reserves of approximately $2.8 million related to certain assets of a foreign subsidiary that we shutdown in 2010. Excluding the effect of these charges in 2010 and 2009, operating earnings increased approximately $1.2 million for 2010 as compared to 2009. This increase is primarily the result of a new customer, which contributed approximately $52.1 million of increased net sales, as noted previously, during 2010 partially offset by an increase in material costs as a percentage of net sales.

In the DMS segment, operating earnings for 2010 were approximately $1.4 million as compared to an operating loss of approximately $19.8 million for 2009. The DMS operating loss for 2009 includes a non-cash goodwill impairment charge of approximately $17.3 million. Operating earnings for the DMS segment for 2010 includes (1) an increase in non-cash charges related to the amortization of fair value allocated to inventory of approximately $0.8 million as compared to 2009. Excluding the effect of these charges in 2010 and 2009, operating earnings increased approximately $4.7 million for 2010 as compared to 2009. This increase is primarily the result of an increase in sales and a decrease in material costs as a percentage of net sales.

In the RHC segment, operating earnings for 2010 were approximately $23.6 million as compared to approximately $15.2 million for 2009. The increase in the RHC segment's operating earnings for 2010 is primarily a result of an increase in sales volume and to a lesser extent, a decrease in overhead and other costs as a percentage of net sales, partially offset by an increase in material costs as a percentage of net sales. Operating earnings for 2010 for the RHC segment also includes (1) approximately $4.6 million (of which approximately $0.5 million relates to the increase in non-cash charges related to the amortization of fair value allocated to inventory) of increased depreciation and amortization expense related primarily to the effect of fair value adjustments to inventory, property and equipment, and intangible assets as a result of the application of fresh-start accounting in December 2009 and (2) a decrease in product liability expense of approximately $1.3 million as compared to 2009.

In the CAS segment, operating earnings for 2010 were approximately $5.7 million as compared to approximately $39.7 million for 2009. This decrease in operating earnings is primarily the result of a decrease in sales volume and prices, increases in material costs as a percentage of net sales primarily related to the purchase of steel, copper and aluminum, and also includes the effect of approximately $3.9 million of net sales recognized as revenue upon the resolution and collection of retainage in the first quarter of 2009 without any associated costs or expenses. Operating earnings for the CAS segment for 2010 also reflects (1) approximately $4.7 million of increased amortization expense related primarily to the effect of fair value adjustments to intangible assets as a result of the application of fresh-start accounting in December 2009 and (2) a reduction in warranty reserves of approximately $0.7 million due to the Company's change in estimate of expected warranty claims. Operating earnings for the CAS segment for 2009 also reflects (1) approximately $1.3 million of expense related to early lease termination charges, (2) approximately $1.1 million of severance charges related to certain reduction in workforce initiatives implemented within the segment and (3) a gain of approximately $0.6 million related to the sale of assets related to one of our foreign subsidiaries.

Operating losses of foreign operations, consisting primarily of the results of operations of our Canadian and European subsidiaries, were approximately 5.8% of operating earnings (before unallocated and corporate expenses) for 2010. Excluding the non-cash goodwill impairment charge recorded in 2009, operating earnings of foreign operations, consisting primarily of the results of operations of our Canadian and European subsidiaries, were approximately 5.9% of operating earnings (before unallocated and corporate expenses) for 2009. Net sales and earnings derived from international markets are subject to economic, political and currency risks, among others.

Interest Expense.  Interest expense decreased approximately $43.5 million, or approximately 31.2%, during 2010 as compared to 2009. This decrease is primarily due to a substantial reduction in total outstanding indebtedness as a result of the cancellation of our 10% Senior Secured Notes due 2013, 8 1/2% Senior Subordinated Notes due 2014 and 9 7/8% Senior Subordinated Notes due 2011 in connection with our bankruptcy proceedings under Chapter 11, partially offset by the effect of higher interest rates under our $300.0 million asset-based revolving credit facility (the “ABL Facility”) and from the issuance of our 11% Senior Secured Notes due 2013 (the “11% Notes”) in conjunction with our reorganization under Chapter 11 during 2009. The decrease in interest expense was also offset by interest expense from the issuance of our 10% Notes on November 23, 2010.

Gain on Reorganization Items, net.  In conjunction with our emergence from bankruptcy in 2009, we recorded a pre-tax gain on reorganization items, net of approximately $619.1 million related to our reorganization proceedings and the impact of adopting fresh-start accounting. A summary of this restated net pre-tax gain for the period ended December 19, 2009 is as follows (amounts in millions):

Pre-tax reorganization items:
Gain on settlement of liabilities subject to compromise	$539.9
Elimination of Predecessor deferred debt expense and debt discount	(33.9)
Elimination of deferred debt expense related to the Predecessor ABL Facility	(8.7)
497.3
Post-petition professional fees and other reorganization costs	(9.2)
488.1
Non-cash pre-tax fresh-start accounting adjustments	131.0
Pre-tax gain on Reorganization Items, net	$619.1

(Benefit) Provision for Income Taxes. The benefit from income taxes for 2010 was approximately $11.6 million as compared to a provision for income taxes of approximately $83.6 million for 2009. The effective income tax rate of a benefit of approximately 46.4% for 2010 differs from the expected United States federal statutory rate of a benefit of 35% principally as a result of a tax benefit for capitalized research and development costs and a decrease in FIN 48 reserves, including interest, partially offset by an increase in the valuation allowances on certain foreign entities, nondeductible expenses and the effect of foreign operations. In connection with the filing of our U.S. federal tax return for the period ended December 17, 2009 in the third quarter of 2010, we made an election to capitalize for tax purposes research and development costs. This election resulted in the creation of a deferred tax asset that will be amortized over a 10 year period. As a result of this election, we recorded a deferred tax benefit of approximately $10.9 million, including a state tax benefit of approximately $1.0 million, in 2010. The effective income tax rate of approximately

30.3% for 2009 differs from the expected United States federal statutory rate of 35% principally as a result of the exclusion, from taxable income, of income related to the discharge of indebtedness, and the reversal of prior period valuation allowances against income recognized as a result of fresh-start accounting adjustments, offset by the non-deductibility of goodwill impairment charges.

In the third quarter of 2010, we reached a settlement related to an income tax and VAT audit. The total amount that we paid in connection with this settlement was approximately $1.7 million, of which approximately $0.9 million related to income taxes and approximately $0.8 million related to VAT. The approximate $0.8 million related to VAT was recorded within selling, general and administrative expense, net in the accompanying 2010 consolidated statement of operations. We had previously established income tax reserves for these uncertain income tax positions totaling approximately $2.3 million, including interest.

The change in the effective income tax rates between 2010 and 2009 is principally due to the fact that, as a result of our reorganization in late 2009 and the related fresh-start accounting adjustments, we are able to recognize the tax benefit of our losses, and as such, additional valuation allowances are not required.  See Note 7, “Income Taxes”, to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference.

Liquidity and Capital Resources

Our primary liquidity needs are to fund general business requirements, including working capital requirements, capital expenditures, interest payments and debt repayments. Our principal sources of liquidity are cash flows from operations, existing unrestricted cash and cash equivalents, and the use of borrowings under our ABL Facility. The indentures related to our 10% Notes and 8.5% Notes, the credit agreements governing our ABL Facility and Term Loan Facility, and other agreements governing our indebtedness and the indebtedness of our subsidiaries contain certain restrictive financial and operating covenants, including covenants that restrict our ability and the ability of our subsidiaries to complete acquisitions, pay dividends, incur indebtedness, make investments, sell assets, and take certain other corporate actions. See Note 8, “Notes, Mortgage Notes and Obligations Payable” to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference and “Debt Covenant Compliance” below.

We believe that our unrestricted cash and cash equivalents as of December 31, 2011, our estimated cash flows from our subsidiaries and borrowings available under our ABL Facility will be sufficient to fund our operations, anticipated capital expenditures and debt repayment obligations through at least the next twelve months based on our current operating plan.

We believe that our primary long-term capital requirements relate to servicing and repaying our indebtedness. At December 31, 2011, we had aggregate principal amount outstanding of $250.0 million under the 10% Notes, $500.0 million in aggregate principal amount outstanding under the 8.5% Notes (excluding approximately $6.9 million of unamortized debt discount), $347.4 million in aggregate principal amount outstanding under the Term Loan Facility (excluding approximately $7.5 million of unamortized debt discount) and approximately $42.0 million (of which $25.0 million was repaid during the first quarter of 2012) under the ABL Facility. We will be required to repay amounts outstanding under the ABL Facility in 2015, under our 10% Notes in 2018 and under our 8.5% Notes in 2021. We will be required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the Term Loan Facility, with the balance due in 2017. In addition, we are currently obligated to make periodic interest payments under the 8.5% Notes, the 10% Notes, the Term Loan Facility and the ABL Facility, as well as make periodic interest and principal payments relating to other indebtedness of our subsidiaries. See “-Contractual Obligations” below for detail on our payment obligations under our indebtedness.

Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash in the future will be dependent upon, among other things, the performance of our operating segments, and general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our ability to repay our outstanding indebtedness will also depend on our ability to access the capital markets in order to refinance all amounts outstanding under the 10% Notes, the 8.5% Notes, the ABL Facility and the Term Loan Facility as we do not anticipate generating sufficient cash flow from operations to repay such amounts in full. There can be no assurance that funds will be available to us in the capital markets, together with cash generated from operations, in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Additionally, there can be no assurance that we will be able to refinance any of our indebtedness, including the 10% Notes, the 8.5% Notes, the ABL Facility and the Term Loan Facility, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. There can be no assurance that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

Second Quarter 2011 Debt Transactions

On April 26, 2011, we successfully completed the private placement of $500.0 million in aggregate principal amount of the 8.5% Notes and also entered into the Term Loan Facility. Under the Term Loan Facility, we borrowed $350.0 million aggregate principal under at a 5.25% interest rate, which resulted in net proceeds of approximately $348.2 million, after deducting an original issue discount of approximately $1.8 million. We received approximately $827.3 million of net proceeds in connection with the issuance of the 8.5% Notes and Term Loan Facility, after deducting approximately $20.9 million of underwriting commissions and legal, accounting and other expenses incurred. As discussed further below, we used approximately $825.0 million of these net proceeds to repurchase or redeem all of the 11% Notes, which included approximately $753.3 million of aggregate outstanding principal balance, approximately $37.8 million of tender and redemption premiums and approximately $33.9 million of accrued but unpaid interest as of the redemption dates. Net cash from these debt transactions of approximately $2.3 million was retained by us for general corporate purposes.

The following is a summary of sources and uses in the second quarter of 2011 related to these debt transactions:

(Amounts in millions)
Sources:
Proceeds from issuance of the 8.5% Notes	$500.0
Proceeds from Term Loan Facility after deducting original issue discount of approximately $1.8 million	348.2
Total sources	848.2

Uses:
Repurchase or redemption of 11% Notes	(753.3)
Tender and redemption premiums for 11% Notes	(37.8)
Accrued and unpaid interest through the date of tender or redemption	(33.9)
Subtotal - 11% Notes repurchase or redemption	(825.0)
Underwriting commissions and legal, accounting and other expenses	(20.9)
Total uses	(845.9)

Net cash to Nortek	$2.3

As certain holders of the new 8.5% Notes and Term Loan Facility had previously held the 11% Notes up to the time of their repurchase or redemption, we determined in accordance with Accounting Standards Codification 470-50, "Debt Modifications and Extinguishments" (“ASC 470-50”) that, of the total approximately $60.5 million of original issue discounts, underwriting commissions, legal, accounting and other expenses and tender and redemption premiums, approximately $33.8 million should be recorded as a loss on debt retirement and that approximately $11.2 million and $15.5 million should be recorded as deferred debt expense and debt discount, respectively, and amortized over the lives of the respective debt instruments. The deferred debt expense of approximately $11.2 million was allocated to the 8.5% Notes and the Term Loan Facility in the amounts of approximately $6.3 million and approximately $4.9 million, respectively. The debt discount of approximately $15.5 million was allocated to the 8.5% Notes and the Term Loan Facility in the amounts of approximately $7.2 million and approximately $8.3 million, respectively.

Based on the initial interest rate of 5.25% for the Term Loan Facility, we expect that our annual cash interest costs will be reduced by approximately $22.0 million as a result of the debt transactions described above. Approximately $82.9 million of annual cash interest related to the 11% Notes was eliminated and replaced by approximately $60.9 million of annual cash interest related to the 8.5% Notes and the Term Loan Facility.

Cash Flows

Net cash provided by operating activities increased by approximately $34.0 million from approximately $46.9 million for 2010 to approximately $80.9 million for 2011. This change was primarily the result of a decrease in working capital needs of approximately $30.8 million, partially offset by a decrease in net earnings (after the exclusion of non-cash items, including loss from debt retirement of approximately $33.8 million) of approximately $4.5 million.

Net cash used in investing activities decreased approximately $247.7 million from approximately $303.4 million for 2010 to approximately $55.7 million for 2011.  This decrease was primarily the result of a decrease in net cash paid for businesses acquired of approximately $254.3 million, partially offset by an investment in a joint venture of approximately $5.3 million and an increase in capital expenditures of approximately $1.3 million. Capital expenditures were approximately $21.1 million for 2011 as compared to approximately $19.8 million for 2010.  Capital expenditures are expected to be between approximately $30 million and $35 million in 2012.

Net cash from financing activities decreased by approximately $249.3 million from net cash provided by financing activities of approximately $224.6 million for 2010 to net cash used in financing activities of approximately $24.7 million for 2011.  This change is primarily the result of borrowings, net of issuance costs, under the 10% Notes in 2010 of approximately $240.5 million compared to borrowings, net of issuance costs, in conjunction with the second quarter 2011 debt transactions as noted above of approximately $35.3 million. Additionally, a net decrease in borrowings of approximately $41.5 million contributed to the overall change in net cash from financing activities between 2010 and 2011.

As discussed earlier, we generally use cash flows from operations, and where necessary borrowings, to finance our capital expenditures and strategic acquisitions, to meet the service requirements of existing indebtedness and for working capital and other general corporate purposes.

Outstanding Indebtedness

We had consolidated debt at December 31, 2011 of approximately $1,144.5 million consisting of the following:

(Amounts in millions)
8.5% Notes, net of discount	$493.1
Term Loan Facility, net of discount	339.9
10% Notes	250.0
ABL Facility	42.0
Long-term notes, mortgage notes and other indebtedness, net	18.2
Short-term bank obligations	1.3
$1,144.5

During 2011, our net debt increased approximately $24.9 million resulting primarily from the second quarter 2011 debt transactions as noted previously, which resulted in a net increase in outstanding borrowings of approximately $81.2 million, partially offset by a net decrease in borrowings under our ABL Facility of approximately $43.0 million, quarterly payments related to the Term Loan Facility of approximately $2.6 million and net payments relating to subsidiary debt of approximately $11.9 million.  The remaining increase of approximately $1.2 million relates to the effect of changes in foreign currency exchange rates and debt discount amortization. Our debt to equity ratio increased from approximately 7.1:1 at December 31, 2010 to approximately 14.2:1 at December 31, 2011 primarily as a result of the net increase in indebtedness as noted above and a decrease in stockholders' investment, primarily related to the net loss for 2011. On February 3, 2012, we voluntarily repaid $25.0 million of outstanding borrowings under our ABL Facility and, accordingly, we have classified such amount as current maturities of long-term debt in the accompanying consolidated balance sheet as of December 31, 2011.

At December 31, 2010, our subsidiary, Best, was not in compliance with certain maintenance covenants with respect to one of its loan agreements with borrowings outstanding of approximately $1.4 million. As a result, we reclassified the long-term portion of outstanding borrowings under this agreement of approximately $0.6 million as a current liability on our consolidated balance sheet at December 31, 2010.  The lender did not take any action related to the covenant noncompliance at that time.  The next measurement date for the maintenance covenant was for the year ended December 31, 2011 and we believed it was probable that Best would not be in compliance with such covenants at such time. In the event this lender accelerated this loan, additional indebtedness of Best under a different loan agreement with borrowings outstanding of approximately $1.7 million at December 31, 2010 could have also become immediately due and payable if such cross-default was not waived. As a result, we also reclassified the long-term portion of this additional indebtedness of approximately $0.9 million as a current liability on our consolidated balance sheet at December 31, 2010. The remaining amounts outstanding under these debt agreements of approximately $1.4 million at December 31, 2011 are due in 2012 and are classified as current maturities of long-term debt at December 31, 2011.

Contractual Obligations

The following is a summary of our estimated future cash obligations at December 31, 2011, including those of our subsidiaries, under debt obligations (excluding approximately $16.3 million in debt discount), interest expense (based upon interest rates in effect at the time of the preparation of this summary), capital lease obligations, minimum annual rental obligations primarily for non-cancelable lease obligations (operating leases), acquisition agreements, purchase obligations, other long-term liabilities and other obligations. Debt and interest payments in the table below reflect the financing transactions during 2011 as previously described. Also, see Note 8, “Notes, Mortgage Notes and Obligations Payable”, and Note 11, “Commitments and Contingencies”, to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference:

	Payments Due by Period
	2012	2013 & 2014	2015 & 2016	2017 & Thereafter	Total
	(Amounts in millions)
Notes, mortgage notes and obligations payable (1)	$30.4	$7.6	$24.6	$1,086.0	$1,148.6
Interest payments (2) (3) (4)	89.0	177.8	174.7	239.2	680.7
Capital lease obligations	2.1	6.7	1.9	0.2	10.9
Operating lease obligations	21.5	30.2	13.5	12.5	77.7
Other purchase obligations	8.0	—	—	—	8.0
Other liabilities (5) (6) (7) (8)	23.8	19.0	4.2	8.9	55.9
Total	$174.8	$241.3	$218.9	$1,346.8	$1,981.8

(1)	Excludes notes payable and other short-term obligations of approximately $1.3 million.

(2)	Based upon interest rates in effect at December 31, 2011.

(3)	Subsidiary debt used for working capital purposes such as lines of credit are estimated to continue through December 31, 2018 in the above table.

(4)	Includes interest payments on the ABL Facility which are estimated to continue through 2015 in the above table.

(5)
Includes pension, profit sharing and other post-retirement benefits. Additionally, this table does not include the long-term contractual obligations associated with our defined benefit and other post-retirement benefit plans of approximately $55.8 million at December 31, 2011. See Note 10, “Pension, Profit Sharing and Other Post-Retirement Benefits”, to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference.

(6)	Includes severance payments of approximately $7.9 million related to the retirement of a Company executive.

(7)
Includes severance payments of approximately $11.4 million , of which approximately $8.2 million is recorded in other-long term liabilities, related to the restructuring of our subsidiary, Best, in the RESV segment.

(8)
Other long-term liabilities, such as unrecognized tax benefits, product liability and warranty reserves, have been excluded from the table due to the uncertainty of the timing, and amount, of payments.

Nortek, its subsidiaries, affiliates or significant shareholders may from time to time, in their sole discretion, purchase, repay, refinance, redeem or retire any of our outstanding debt, in privately negotiated or open market transactions, by tender offer or otherwise, which may be subject to restricted payment limitations.

Adequacy of Liquidity Sources

At December 31, 2011, we had approximately $58.2 million of unrestricted cash and cash equivalents to fund our cash flow needs for 2012. At December 31, 2011, the Company has not provided United States income taxes or foreign withholding taxes on unremitted foreign earnings of approximately $37.3 million, as those amounts are considered indefinitely invested.

During 2012, we expect that it is reasonably likely that the following major cash requirements will occur as compared to 2011:

	For the Year Ended December 31,
	2012	2011
	(Amounts in millions)
Interest payments, net	$89.0	$96.8
Principal payments, net	30.4	138.3
Capital lease obligations	2.1	2.0
Completed acquisitions and contingent earn out payments	—	30.9
Capital expenditures	30.0	21.1
Operating lease and other rental payments	28.7	31.2
Defined benefit pension plan and other post-retirement benefit plan contributions	12.7	8.0
Severance payments (1)	11.1	3.9

(1)
For 2012, includes severance payments of approximately $7.9 million related to the retirement of a Company executive and approximately $3.2 million of severance payments related to the restructuring of our subsidiary, Best, in the RESV segment.

In addition, cash requirements for income tax payments will be dependent on our level of earnings. In 2011, we had net income tax refunds of approximately $4.6 million.

Our ABL Facility consists of a $280.0 million U.S. facility (with a $60.0 million sublimit for the issuance of U.S. standby letters of credit and a $20.0 million sublimit for U.S. swingline loans) and a $20.0 million Canadian facility.  As of March 23, 2012, we had approximately $17.0 million in outstanding borrowings and approximately $14.3 million in outstanding letters of credit under the ABL Facility and, based on the borrowing base calculations as of February 2012, at March 23, 2012, we had excess availability of approximately $223.4 million under the ABL Facility and approximately $185.2 million of excess availability before triggering the cash deposit requirements as discussed further below.

As noted previously, the indenture and other agreements governing our indebtedness and the indebtedness of our subsidiaries, contain certain restrictive financial and operating covenants, including covenants that restrict our ability and the ability of our subsidiaries to complete acquisitions, pay dividends, incur indebtedness, make investments, sell assets, and take certain other corporate actions.  As of December 31, 2011, we had the capacity to make certain payments, including dividends, under the 10% Notes of approximately $25.0 million.

From time to time, we have evaluated and expect to continue to evaluate possible acquisition transactions and possible dispositions of certain of our businesses and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions.

On April 28, 2011, through wholly-owned subsidiaries, we acquired all of the stock of TV One Broadcast Sales Corporation, Barcom (UK) Holdings Limited and Barcom Asia Holdings, LLC (collectively, "TV One") for approximately $26.0 million.  In connection with the acquisition of TV One in the second quarter of 2011, we also incurred approximately $0.8 million of fees and expenses, which have been recorded in selling, general and administrative expense, net in the accompanying consolidated statement of operations. TV One sells a complete range of video signal processing products for the professional audio/video and broadcast markets.

Working Capital

Our working capital and current ratio decreased from approximately $330.5 million and 1.9:1 at December 31, 2010 to approximately $317.5 million and 1.8:1 at December 31, 2011.  The decrease in working capital is primarily the result of an increase in current maturities of long-term debt due to the voluntary repayment of $25.0 million in outstanding borrowings under the ABL Facility in February 2012. The effect of changes in other working capital accounts as described further below also contributed to the overall decrease in working capital in 2011 as compared to 2010.

Refer to “- Cash Flows”, “- Contractual Obligations” and “- Adequacy of Liquidity Sources” above for further discussions on the Company’s working capital and future uses of cash.

Unrestricted cash and cash equivalents increased from approximately $57.7 million at December 31, 2010 to approximately $58.2 million at December 31, 2011.  We have classified as restricted, in the accompanying consolidated balance sheet, certain cash and cash equivalents that are not fully available for use in our operations.  At December 31, 2011, approximately $2.3 million (of which approximately $2.2 million is included in long-term assets) of cash and cash equivalents was held primarily as collateral to fund certain benefit obligations relating to supplemental executive retirement plans.

Accounts receivable, less allowances, decreased approximately $6.9 million, or approximately 2.5%, between December 31, 2010 and 2011, while net sales increased approximately $72.4 million, or approximately 15.6%, in the fourth quarter of 2011 as compared to the fourth quarter of 2010.  Accounts receivable at December 31, 2010 included approximately $22.1 million of accounts receivable related to Ergotron. As Ergotron was accounted for as if it had been acquired on December 31, 2010, no net sales were included in the fourth quarter of 2010. Excluding the effect of Ergotron, net sales in the fourth quarter of 2011 increased approximately $20.6 million, or 4.5%, as compared to the fourth quarter of 2010. The change in accounts receivable includes a decrease of approximately $1.3 million related to the effect of changes in foreign currency exchange rates and an increase of approximately $2.5 million related to acquisitions made in 2011. Excluding the effect of changes in foreign currency exchange rates and acquisitions made in 2011, accounts receivable decreased approximately $8.1 million between December 31, 2010 and 2011. The rate of change in accounts receivable in certain periods may be different than the rate of change in sales in such periods principally due to the timing of net sales, as well as collections from our customers.  Increases or decreases in net sales near the end of any period generally result in significant changes in the amount of accounts receivable on the date of the balance sheet at the end of such period.  Accounts receivable from customers related to foreign operations decreased by approximately $10.6 million, or approximately 12.8%, between December 31, 2010 and 2011.

Inventories decreased approximately $9.3 million, or approximately 3.0%, between December 31, 2010 and 2011. The change in inventories includes a reduction of approximately $7.9 million related to non-cash amortization of the fair value of inventories, a decrease of approximately $0.9 million related to the effect of changes in foreign currency exchange rates and an increase of approximately $2.8 million related to acquisitions made in 2011. Excluding the effect of non-cash amortization, changes in foreign currency exchange rates and acquisitions, inventories decreased approximately $3.3 million between December 31, 2010 and 2011 and primarily relates to decreased purchases in the TECH and RHC segments, partially offset by increased purchases in the CAS segment.

Tax claims receivable decreased approximately $8.4 million, or 45.4%, between December 31, 2010 and 2011, primarily due to the net effect of U.S. federal tax refunds received of approximately $12.2 million, offset by additional receivables booked for Ergotron and various foreign sales tax and VAT receivables. A portion of the refunds received in 2011 was remitted as part of the purchase price of Ergotron.

Accounts payable decreased approximately $14.9 million, or 8.5%, between December 31, 2010 and 2011 primarily due to decreases in the RESV, TECH and RHC segments related to decreased purchases, partially offset by increases in the CAS segment related to increased purchasing in anticipation of higher sales levels in the first quarter of 2012.  The change in accounts payable at December 31, 2011 also reflects a decrease of approximately $0.8 million related to the effect of changes in foreign currency exchange rates and an increase of approximately $1.7 million related to acquisitions made in 2011.

Accrued expenses and taxes, net increased approximately $15.8 million, or approximately 8.2%, between December 31, 2010 and 2011 primarily as a result of an increase in accrued severance related to the retirement of a Company executive and restructuring activity at our subsidiary, Best, in the RESV segment.

Changes in certain working capital accounts, as noted above, between 2010 and 2011, differ from the changes reflected in our consolidated statement of cash flows for such period as a result of non-cash items, including among others, the effect of changes in foreign currency exchange rates.

Debt Covenant Compliance

The agreements that govern the terms of our outstanding debt, including the indentures that govern the 8.5% Notes and the 10% Notes, and the credit agreements that govern the ABL Facility and Term Loan Facility, contain covenants that restrict our ability and the ability of certain of our subsidiaries to, among other things:

•	consolidate, merge or sell assets;

•	pay dividends or make other restricted payments;

•	incur additional indebtedness;

•	make loans or investments;

•	incur certain liens;

•	enter into transactions with affiliates; and

•	agree to dividend payment restrictions affecting certain of our subsidiaries.

Additionally, pursuant to the terms of the ABL Facility, we will be required to deposit cash daily from our material deposit accounts (including all concentration accounts) into collection accounts maintained with the administrative agent under the ABL Facility, which will be used to repay outstanding loans and cash collateralized letters of credit, if (i) excess availability (as defined in the ABL Facility) falls below the greater of $35.0 million or 15% of the borrowing base or (ii) an event of default has occurred and is continuing. In addition, under the ABL Facility, if (i) excess availability falls below the greater of $30.0 million or 12.5% of the borrowing base or (ii) an event of default has occurred and is continuing, we will be required to satisfy and maintain a consolidated fixed charge coverage ratio measured on a trailing four quarter basis of not less than 1.1 to 1.0. The ABL Facility also restricts our ability to prepay our other indebtedness, including the 10% Notes, the 8.5% Notes and the Term Loan Facility, or designate any other indebtedness as senior debt.

In addition, the indentures that govern our 8.5% Notes and 10% Notes and the credit agreement that governs the Term Loan Facility contain certain covenants that limit our ability to designate any of our subsidiaries as unrestricted subsidiaries or permit any restricted subsidiaries that are not guarantors under the indenture from guaranteeing our debt or the debt of any of our other restricted subsidiaries. The indentures governing our 8.5% Notes and 10% Notes and the credit agreement that governs the Term Loan Facility also restrict our ability to incur certain additional indebtedness (but does not restrict our ability to incur indebtedness under the ABL Facility or certain other forms of permitted debt) if the fixed charge coverage ratio (“FCCR”) measured on a trailing four quarter basis falls below 2.0 to 1.0. The FCCR is the ratio of the Adjusted Consolidated Cash Flow, (“ACCF”, as described in greater detail below) to Fixed Charges (as defined by the 8.5% Notes, 10% Notes and Term Loan Facility) for such trailing four quarter period. As of December 31, 2011, under the 8.5% Notes, the FCCR was approximately 2.25 to 1.0.

A breach of the covenants under the indentures that govern our 8.5% Notes and 10% Notes or the credit agreements that govern the ABL Facility and Term Loan Facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the ABL Facility would permit the lenders under the ABL Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our ABL Facility or Term Loan Facility, the lenders to the ABL Facility or the Term Loan Facility, respectively, could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we cannot provide assurance that we and our subsidiaries would have sufficient assets to repay such indebtedness.

As of December 31, 2011, we were in compliance with all covenants under the indentures that govern the 8.5% Notes and 10% Notes and the credit agreements that govern the ABL Facility and Term Loan Facility.

Consolidated Cash Flow and Adjusted Consolidated Cash Flow

Consolidated Cash Flow (“CCF”) represents net earnings (loss) before interest, income taxes, depreciation, amortization, loss from debt retirement and the effects of the Reorganization, including the effects of fresh-start accounting. ACCF is defined as CCF further adjusted to exclude certain cash and non-cash, non-recurring items. CCF and ACCF are not defined terms under GAAP. Neither CCF nor ACCF should be considered an alternative to operating income or net earnings (loss) as a measure of operating results. There are material limitations associated with making the adjustments to our earnings to calculate CCF and ACCF and using these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, CCF and ACCF do not include:

•	interest expense, and, because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	depreciation and amortization expense, and, because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate; or

•	certain cash and non-cash, non-recurring items, and, because such non-recurring items can, at times, affect our operating results, the exclusion of such items is a material limitation.

We present CCF because we consider it an important supplemental measure of our performance and believe it is frequently used by our investors and other interested parties, as well as by our management, in the evaluation of companies in our industry, many of which present CCF when reporting their results. In addition, CCF provides additional information used by our management and Board of Directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes that CCF facilitates operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

We believe that the inclusion of supplementary adjustments to CCF applied in presenting ACCF are appropriate to provide additional information to investors about the performance of the business, and we are required to reconcile net earnings (loss) to ACCF to demonstrate compliance with debt covenants. While the determination of appropriate adjustments in the calculation of ACCF is subject to interpretation under the terms of the 8.5% Notes, management believes the adjustments described below are in accordance with the covenants in the 8.5% Notes.

The following table reconciles net (loss) earnings to CCF and ACCF for the fourth quarter of 2011 and 2010, as well as, the trailing four quarters ended December 31, 2011 and 2010:

	Fourth Quarter Ended December 31,		Trailing Four Quarters Ended December 31,
	2011	2010	2011	2010
	(Amounts in millions)
Net loss (a)	$(0.8)	$(10.1)	$(55.9)	$(13.4)
Provision (benefit) from income taxes	2.6	(3.1)	(20.3)	(11.6)
Loss from debt retirement	—	—	33.8	—
Interest expense	24.6	25.8	105.6	95.7
Investment income	—	—	(0.1)	(0.1)
Depreciation and amortization expense	22.1	19.0	93.9	91.7
Consolidated Cash Flow	$48.5	$31.6	$157.0	$162.3
Investment income	—	—	0.1	0.1
Non-recurring losses (gains) (b)	—	—	8.3	(3.0)
Acquisition fees and expenses	—	2.4	0.9	2.4
(Gain) loss on sale of assets	1.4	—	1.4	—
Stock Option Expense	0.2	0.9	0.6	2.8
Net foreign exchange losses (gains) (c)	0.1	0.1	1.2	(0.3)
Restructuring (d)	13.6	3.2	19.6	5.2

Gross run-rate cost savings & synergies (e)	5.0	—	24.3	4.2
Run-rate adjustment (f)	—	—	(5.1)	(4.2)
Pro-forma effect of acquisitions and dispositions (g)	0.2	9.0	2.5	39.6
Adjusted Consolidated Cash Flow	$69.0	$47.2	$210.8	$209.1

(a)
As noted earlier in this section, net loss has been impacted by the following (increases) decreases in pre-tax earnings for each period as compared to the prior comparable period, in addition to the items in the table above, for the respective periods shown above:

	Increase (Decrease) in Net Loss
	Fourth Quarter Ended December 31,		Trailing Four Quarters Ended December 31,
	2011	2010	2011	2010
	(Amounts in millions)
Product liability reserve change:
RESV segment	$(7.9)	$(4.9)	$(8.2)	$(2.1)
Product liability expense in the RESV segment for 2011, 2010 and 2009 was approximately $4.7 million, $12.9 million and $15.0 million, respectively. For the fourth quarters ended December 31, 2011, 2010 and 2009, product liability (income) expense in the RESV segment was approximately $(7.2) million, $0.7 million and $5.6 million, respectively.

RHC segment	1.8	(0.9)	1.7	(1.3)
Product liability expense (income) in the RHC segment for 2011, 2010 and 2009 was approximately $1.2 million, $(0.5) million and $0.8 million, respectively. For the fourth quarters ended December 31, 2011, 2010 and 2009, product liability income in the RHC segment was approximately $0.0 million, $1.8 million and $0.9 million, respectively.

Product recall costs within the RESV segment	(1.7)	1.9	(1.7)	1.9
Product recall costs for the fourth quarters and years ended December 31, 2011, 2010 and 2009 were approximately $0.2 million, $1.9 million, and $0.0 million, respectively.
Foreign exchange transaction (gains) and losses	0.1	(1.8)	3.2	(4.3)
Transaction related foreign exchange losses (other than intercompany debt not indefinitely invested in subsidiaries) for 2011, 2010 and 2009 were approximately $4.2 million, $1.0 million, and $5.3 million, respectively, and for the fourth quarters ended December 31, 2011, 2010 and 2009 were approximately $0.6 million, $0.5 million and $2.3 million, respectively.

Additional warranty expense within the TECH segment relating to a certain customer	—	—	4.9	—
Reduction of warranty reserves relating to a change in estimate of expected warranty claims within RESV and CAS	—	—	—	(4.8)
Reversal of a portion of loss contingency provided in prior years	—	(2.7)	—	(2.7)
CEO transition expenses	0.8	—	0.8	—
Outside consulting fees related to strategic reviews	1.4	—	1.4	—

(b)
Amounts relate to non-recurring gains or losses, as defined in the indenture governing the 8.5% Notes. For 2011, includes, severance expense of approximately $8.7 million related to the retirement of a Company executive, and (2) accretion of approximately $0.4 million to record leasehold fair value adjustments. For 2010, includes, among other items, a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of our subsidiaries in our TECH segment.

(c)	Non-cash foreign exchange losses (gains) related to intercompany debt not indefinitely invested in our subsidiaries.

(d)	Includes severance charges associated with reduction in workforce initiatives and charges related to the closure of certain of our facilities.

(e)
Relates to the gross amount of run-rate cost savings and synergies, as defined in the indenture governing the 8.5% Notes, relating primarily to Best in the RESV segment. Such amounts are estimates of future cost savings and synergies resulting from actions taken in 2011, however there can be no assurance that these cost savings and synergies will be realized in the future in the amounts estimated, or at all.

(f)
Per the indenture governing the 8.5% Notes, the amount of run-rate synergies taken within any trailing four quarter period shall not exceed 10% of adjusted consolidated cash flow, as defined, prior to giving effect to such run-rate synergies.

(g)
Includes the pro-forma effect of our acquisitions of Ergotron, Luxor and TV One as if each acquisition had occurred on the first day of the four-quarter reference period, and the pro-forma effect of our disposition of Litetouch (sold on February 17, 2012) as if the disposition had occurred on the first day of the four-quarter reference period.

As noted previously, under the ABL Facility, if (i) excess availability falls below the greater of $30.0 million or 12.5% of the borrowing base, or (ii) an event of default has occurred and is continuing, we will be required to satisfy and maintain a consolidated fixed charge coverage ratio measured on a trailing four quarter basis of not less than 1.1 to 1.0. At December 31, 2011, excess availability for purposes of compliance with a covenant trigger event under the ABL Facility was approximately $188.0 million (based upon the November 2011 borrowing base calculation), which exceeded $30.0 million and 12.5% of the borrowing base. Our FCCR under the ABL Facility at December 31, 2011 was 1.48 to 1.0. Similar to the 8.5% Notes, the FCCR under the ABL Facility is the ratio of the ACCF to Fixed Charges; however, in addition to other differences, the ACCF under the ABL Facility is further reduced by the aggregate amount of all capital expenditures for the trailing four quarters and income taxes paid or payable in cash for the trailing four quarters, and Fixed Charges under the ABL Facility are further increased by mandatory principal payments during the period. As a result, ACCF under the ABL Facility at December 31, 2011 was approximately $157.7 million.

Risks and Uncertainties

In the fourth quarter of 2009, two of our subsidiaries in the TECH segment began shipping security products to a new customer under an agreement to manufacture and sell these security products. Under this agreement, we recognized net sales of approximately $98.1 million and $52.1 million during 2011 and 2010, respectively. The agreement includes payment terms which are extended beyond the subsidiaries' normal payment terms. We have determined that cash basis accounting treatment is appropriate for revenue recognition under this agreement. Accordingly, we have deferred revenue recognition on approximately $6.3 million and $9.2 million of net sales at December 31, 2011 and 2010, respectively, and recorded the cost basis of related inventory shipped of approximately $4.8 million and $6.5 million at December 31, 2011 and 2010, respectively, in other current assets in the accompanying consolidated balance sheet. In addition, included in inventory is approximately $3.5 million and $6.1 million at December 31, 2011 and 2010, respectively, of inventory related to this customer. As only limited cash collection history was available in periods prior to December 31, 2009, we recorded loss contingency reserves of approximately $3.0 million against cost of products sold in 2009. Based on collection experience with this customer throughout 2010, we believed that we would be able to recover all revenue on the inventories shipped to this customer. Based on this, in the third quarter of 2010, we reversed the $3.0 million loss contingency reserve that was previously provided against cost of products sold in 2009.

During the fourth quarter of 2011, the customer made approximately $13.3 million of delinquent payments that were scheduled to be received in the third quarter of 2011. In the fourth quarter, the customer notified us of a product recall issue related to certain products that we provided to the customer who in turn sold such products to third parties. We have agreed to reimburse the customer approximately $4.5 million for the cost of this recall, and this amount was charged to earnings in 2011. We made approximately $4.2 million in progress payments to the customer for the product recall in the fourth quarter of 2011, including approximately $1.3 million which was withheld by the customer from a payment made in December. As of December 31, 2011, the customer owed us $6.3 million, substantially all of which was received in the first quarter of 2012. In the first quarter of 2012, our subsidiaries entered into an amended agreement with this customer to manufacture and sell products through December 31, 2012. We expect to sell approximately $40 million to $50 million of security products during 2012 to this customer. We will work towards maintaining a longer ongoing relationship beyond 2012, but we cannot offer any assurance that we will be successful. We will continue to closely monitor the situation with this customer. As we record revenue on the cash basis of accounting for this customer, the failure to receive scheduled payments in the future would result in a corresponding reduction to our revenue and cost of goods sold.

Inflation, Trends and General Considerations

From time to time, we have evaluated and expect to continue to evaluate possible acquisition transactions and the possible dispositions of certain of our businesses, and at any given time we may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions.

The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. Our lower sales levels usually occur during the first and fourth quarters. Since a high percentage of our manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income and net earnings tend to be lower in quarters with lower sales levels. In addition, the demand for cash to fund the working capital needs of our subsidiaries is greater from late in the first quarter until early in the fourth quarter.

We are subject to the effects of changing prices and the impact of inflation which could have a significant adverse effect on our results of operations. In some circumstances, market conditions or customer expectations may prevent us from increasing the prices of our products to offset the inflationary pressures that may increase costs in the future. Continued strategic sourcing initiatives and other cost reduction measures help mitigate fluctuations in such costs, including commodity and freight costs. See “Management's Discussion and Analysis of Financial Condition and Results of Operations - Industry Overview".

As of December 31, 2011 and 2010, approximately 6.5% and 5.3%, respectively, of our workforce was subject to various collective bargaining agreements.

A work stoppage at one of our facilities could cause us to lose sales, incur increased costs and adversely affect our ability to meet customers’ needs. A plant shutdown or a substantial modification to a collective bargaining agreement could result in material gains or losses or the recognition of an asset impairment. As agreements expire and until negotiations are completed, we do not know whether we will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements or at all and without production interruptions, including labor stoppages.

Market Risk

As discussed more specifically below, we are exposed to market risks related to changes in interest rates, foreign currencies and commodity pricing. We do not use derivative financial instruments, except on a limited basis, to periodically mitigate certain economic exposures. We do not enter into derivative financial instruments or other financial instruments for trading purposes.

A.Interest Rate Risk

We are exposed to market risk from changes in interest rates primarily through our investing and borrowing activities. In addition, our ability to finance future acquisition transactions may be impacted if we are unable to obtain appropriate financing at acceptable interest rates.

Our investing strategy, to manage interest rate exposure, is to invest in short-term, highly liquid investments and marketable securities. Short-term investments primarily consist of federal agency discount notes, treasury bills and bank issued money market instruments with original maturities of 90 days or less. At December 31, 2011 and 2010, the fair value of our unrestricted and restricted investments and marketable securities was not materially different from their cost basis.

We manage our borrowing exposure to changes in interest rates by optimizing the use of fixed rate debt with extended maturities. At December 31, 2011 and 2010, approximately 66.3% and 91.8%, respectively, of the carrying value of our long-term debt was at fixed interest rates. The remaining portion of our long-term debt was at variable interest rates. Based upon interest rates in effect at December 31, 2011, an overall unfavorable change in interest rates of 100 basis points would result in an additional charge to interest expense of approximately $3.9 million.

See the table set forth in item D (Long-term Debt) below and Note 8, “Notes, Mortgage Notes and Obligations Payable”, to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference for further disclosure of the terms of our debt.

B.Foreign Currency Risk

Our results of operations are affected by fluctuations in the value of the U.S. dollar as compared to the value of currencies in foreign markets primarily related to changes in the Euro, the Canadian Dollar, the British Pound and Chinese Renminbi. In 2011 and 2010, the net impact of changes in foreign currency exchange rates was not material to our financial condition or results of operations. The impact of changes in foreign currency exchange rates related to translation resulted in a decrease in stockholders’ investment of approximately $1.6 million for 2011, an increase in stockholders’ investment of approximately $1.6 million for 2010, an increase in stockholders’ investment of approximately $0.7 million for the 2009 Successor period and an increase in stockholders’ investment of approximately $8.0 million for the 2009 Predecessor period. The impact of changes in foreign currency exchange rates related to transactions resulted in an increase in foreign exchange losses recorded in SG&A of approximately $4.7 million for 2011 as compared to 2010 and resulted in a decrease in foreign exchange losses recorded in SG&A of approximately $3.9 million for 2010 as compared to 2009.

We manage our exposure to foreign currency exchange risk principally by trying to minimize our net investment in foreign assets, including the use of strategic short and long-term borrowings at the foreign subsidiary level. Consistent with this strategy, notes payable and other short-term obligations at December 31, 2011 consist primarily of short-term borrowings by certain of our foreign subsidiaries. At December 31, 2011 and 2010, our net investment in foreign assets was approximately $147.9 million and

$144.6 million, respectively. An overall unfavorable change in foreign exchange rates in effect at December 31, 2011 of 10% would result in a reduction in equity as a result of the impact on the cumulative translation adjustment of approximately $13.4 million. We generally do not enter into derivative financial instruments to manage foreign currency exposure.

C.Commodity Pricing Risk

We are subject to significant market risk with respect to the pricing of our principal raw materials, which include, among others, steel, copper, aluminum, plate mirror glass, various chemicals, paints, plastics, motors and compressors. If prices of these raw materials were to increase dramatically, we may not be able to pass such increases on to customers and, as a result, gross margins could decline significantly. We manage our exposure to commodity pricing risk by continuing to diversify our product mix, strategic buying programs and vendor partnering.

We generally do not enter into derivative financial instruments to manage commodity-pricing exposure. At December 31, 2011 and 2010, we did not have any material outstanding commodity forward contracts.

D.Long-term Debt

The table that follows sets forth our long-term debt obligations (excluding approximately $16.3 million of debt discount), principal cash flows by scheduled maturity, weighted average interest rates and estimated fair market values. Less than 1% of our total long-term indebtedness is denominated in foreign currencies. The weighted average interest rates for variable rate debt are based on December 31, 2011 interest rates.

Long-term Debt:

	Scheduled Maturity			Weighted Average Interest Rate
Year-Ending	Fixed Rate	Variable Rate	Total	Fixed Rate	Variable Rate	Total
	(Dollar amounts in millions)
December 31, 2012	$2.1	$30.4	$32.5	7.2%	3.2%	3.5%
2013	4.7	3.8	8.5	6.4	5.1	5.8
2014	2.0	3.8	5.8	7.4	5.1	5.9
2015	1.8	20.8	22.6	7.5	3.3	3.7
2016	0.1	3.8	3.9	6.0	5.1	5.1
Thereafter	755.6	330.6	1,086.2	9.0	5.2	7.9
Total Long-term Debt at December 31, 2011 (1)	$766.3	$393.2	$1,159.5	9.0%	5.0%	7.6%
Fair Market Value of Long-term Debt at December 31, 2011 (2)	$676.3	$393.2	$1,069.5

(1)
Includes our 8.5% Notes with a total principal amount of approximately $500.0 million, our 10% Notes with a total principal amount of approximately $250.0 million, outstanding borrowings under our ABL Facility of approximately $42.0 million, and remaining outstanding borrowings under our Term Loan Facility of approximately $347.4 million.

(2)
We determined the fair market value of our 10% Senior Notes due 2018 and 8.5% Senior Notes due 2021 using available market quotes. For our remaining outstanding indebtedness (including outstanding borrowings under the ABL Facility and Term Loan Facility), we assumed that the carrying value of such indebtedness approximated the fair value based upon the variable interest rates associated with certain of these debt obligations and our estimated credit risk.

See “Liquidity and Capital Resources” and Note 8, “Notes, Mortgage Notes and Obligations Payable”, to the consolidated financial statements included in Exhibit 99.6 to this report and incorporated herein by reference for further information concerning our outstanding debt obligations.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Quantitative and qualitative disclosures about market risk are set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk".